$100,000,000
                SOVEREIGN CAPITAL TRUST I

                        _________

                  OFFER TO EXCHANGE ITS
            9.00% EXCHANGE CAPITAL SECURITIES
               (LIQUIDATION AMOUNT $1,000
             PER EXCHANGE CAPITAL SECURITY)
          WHICH HAVE BEEN REGISTERED UNDER THE
                 SECURITIES ACT OF 1933
                       FOR ANY AND
                 ALL OF ITS OUTSTANDING
            9.00% ORIGINAL CAPITAL SECURITIES
               (LIQUIDATION AMOUNT $1,000
             PER ORIGINAL CAPITAL SECURITY)
          FULLY AND UNCONDITIONALLY GUARANTEED,
                 AS DESCRIBED HEREIN, BY

                 SOVEREIGN BANCORP, INC.








             _______________________________

                       PROSPECTUS
             _______________________________





                    October 16, 1997



PROSPECTUS

                SOVEREIGN CAPITAL TRUST I

                  Offer to exchange its
  9.00% Exchange Subordinated Capital Income Securities (Liquidation Amount $1,000 per Exchange Capital Security) Which Have Been Registered Under The Securities Act Of 1933
           For Any And All Of Its Outstanding
  9.00% Original Subordinated Capital Income Securities (Liquidation Amount $1,000 per Original Capital Security) fully and unconditionally guaranteed, as described herein, by

                 SOVEREIGN BANCORP, INC.

     The Exchange Offer and Withdrawal Rights will
        expire at 5:00 p.m., New York City time, on November 25, 1997, unless extended

    Sovereign Capital Trust I, a trust formed under the laws of the state of Delaware (the "Trust"), hereby offers, upon the terms and subject to the conditions set forth in this prospectus (as the same may be amended or supplemented from time to time, the "Prospectus") and in the accompanying letter of transmittal (which together constitute the "Exchange Offer"), to exchange up to $100,000,000 aggregate liquidation amount of its 9.00% Exchange Subordinated Capital Income Securities (the "Exchange Capital Securities") which have been registered under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to a registration statement (as defined herein) of which this Prospectus constitutes a part, for a like liquidation amount of its outstanding 9.00% Subordinated Capital Income Securities (the "Original Capital Securities"), of which $100,000,000 aggregate liquidation amount is outstanding. Pursuant to the exchange offer, Sovereign Bancorp, Inc., a Pennsylvania corporation (the "Corporation" or "Sovereign"), is also offering to exchange (i) its guarantee of payments of cash distributions and payments on liquidation of the trust or redemption of the Original Capital Securities (the "Original Guarantee") for a like guarantee in respect of the Exchange Capital Securities (the "Exchange Guarantee") and (ii) $100,000,000 aggregate principal amount of its 9.00% Junior Subordinated Deferrable Interest Debentures due April 1, 2027 (the "Original Junior Subordinated Debentures") for a like aggregate principal amount of its 9.00% Exchange Junior Subordinated Deferrable Interest Debentures due
April 1, 2027 (the "Echange Junior Subordinated Debentures"), which Exchange Guarantee and Exchange Junior Subordinated Debentures also have been registered under the Securities Act. The Original Capital Securities, the Original Guarantee and the Original Junior Subordinated Debentures are collectively referred to herein as the "Original Securities" and the Exchange Capital Securities, the Exchange Guarantee and the Exchange Junior Subordinated Debentures are collectively referred to herein as the "Exchange Securities."

    The terms of the Exchange Securities are identical in all material respects to the respective terms of the Original Securities, except that (1) the Exchange Securities have been registered under the securities act and therefore will not be subject to certain restrictions on transfer applicable to the Original Securities, (2) the Exchange Capital Securities will not provide for any increase in the distribution rate thereon and (3) the Exchange Junior Subordinated Debentures will not provide for any liquidated damages thereon. See "Description of Exchange Securities" and "Description of Original Securities." the Exchange Capital Securities are being offered for exchange in order to satisfy certain obligations of the Corporation and the Trust under the Registration Rights Agreement dated as of March 24, 1997 (the "Registration Agreement") among the Corporation, the Trust and the Initial Purchasers (as defined herein). In the event that the Exchange Offer is consummated, any Original Capital Securities which remain outstanding after consummation of the Exchange Offer and the Exchange Capital Securities issued in the Exchange Offer will vote together as a single class for purposes of determining whether holders of the requisite percentage in outstanding liquidation amount thereof have taken certain actions or exercised certain rights under the declaration. (Continued on the following page)

    This Prospectus and the Letter of Transmittal are first being mailed to all holders of Original Capital Securities on October 24,
1997.
                 ______________________


    SEE "RISK FACTORS" COMMENCING ON PAGE 15 FOR CERTAIN INFORMATION THAT SHOULD BE CONSIDERED BY HOLDERS IN DECIDING WHETHER TO TENDER ORIGINAL CAPITAL SECURITIES IN THE EXCHANGE OFFER.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL
                        OFFENSE.

    The date of this Prospectus is October  16, 1997.

(Continued from the previous page)

    The Exchange Capital Securities and the Original Capital Securities (collectively, the "Capital Securities") represent beneficial interests in the assets of the Trust. The Corporation is the owner of all of the beneficial interests represented by common securities of the Trust (the "Common Securities," and together with the Capital Securities, the "Trust Securities"). The Bank of New York is the Property Trustee of the Trust. The Trust exists for the sole purpose of issuing the Trust Securities and investing the proceeds thereof in the Junior Subordinated Debentures (as defined herein). The Junior Subordinated Debentures mature on April 1, 2027 (the "Stated Maturity"). The Capital Securities will have a preference over the Common Securities under certain circumstances with respect to cash distributions and amounts payable on liquidation, redemption or otherwise. See "Description of Exchange Securities--escription of Exchange Capital Securities--Subordination of Common Securities."

    As used herein, (i) the "Indenture" means the Indenture, dated as of March 1, 1997, as amended and supplemented, between the Corporation and The Bank of New York, as Debenture Trustee (the "Debenture Trustee"), and (ii) the "Declaration" means the Amended and Restated Declaration of Trust relating to the Trust among the Corporation, as Sponsor, The Bank of New York as Property Trustee (the "Property Trustee"), The Bank of New York (Delaware) as Delaware Trustee (the "Delaware Trustee"), and the Administrative Trustees named therein (collectively, with the Property Trustee and Delaware Trustee, the "Issuer Trustees"). In addition, as the context may require, (i) the term "Junior Subordinated Debentures" includes the Original Junior Subordinated Debentures and the Exchange Junior Subordinated Debentures and (ii) the term "Guarantee" includes the Original Guarantee and the Exchange Guarantee.

    Holders of the Trust Securities will be entitled to receive cumulative cash distributions arising from the payment of interest on the Junior Subordinated Debentures accruing from March 24, 1997 and payable semi-annually in arrears on the 1st day of April and October of each year, commencing October 1, 1997, at the annual rate of 9.00% of the Liquidation Amount of $1,000 per Exchange Capital Security and at the annual rate of 9.00% of the Liquidation Amount of $1,000 per Common Security ("Distributions"). Subject to certain exceptions, the Corporation has the right to defer payments of interest on the Junior Subordinated Debentures at any time or from time to time for a period not exceeding 10 consecutive semi-annual periods with respect to each deferral period (each, an "Extension Period"); provided, however, that no Extension Period may extend beyond the Stated Maturity of the Junior Subordinated Debentures. Upon the termination of any Extension Period and the payment of all interest then accrued and unpaid (together with interest thereon at the rate of 9.00%, compounded semi-annually, to the extent permitted by applicable law), the Corporation may elect to begin a new Extension Period, subject to the requirements set forth herein. If interest payments on the Junior Subordinated Debentures are so deferred, during any Extension Period, Distributions on the Trust Securities will also be deferred and the Corporation will not be permitted, subject to certain exceptions described herein, to declare or pay any cash distributions with respect to the Corporation s capital stock (which includes common and preferred stock) or to make any payment with respect to debt securities of the Corporation that rank pari passu in all respects with or junior to the Junior Subordinated Debentures.
During an Extension Period, interest on the Junior Subordinated Debentures will continue to accrue (and the amount of Distributions to which holders of the Trust Securities are entitled will accumulate) at the rate of 9.00% per annum, compounded semi-annually, and holders of Trust Securities will be required to accrue interest income for United States federal income tax purposes. See "Description of Exchange Securities Description of Exchange Junior Subordinated Debentures Option to Extend Interest Payment Date" and "Certain United States Federal Income Tax Consequences Interest Income and Original Issue Discount."

    The Corporation has, through the Guarantee, the Declaration, the Junior Subordinated Debentures and the Indenture (each as defined herein), taken together, fully, irrevocably and unconditionally guaranteed, as described herein, all of the Trust s obligations under the Capital Securities. See "Relationship Among the Exchange Capital Securities, the Exchange Junior Subordinated Debentures and the Exchange Guarantee Full and Unconditional Guarantee." Pursuant to the Exchange Guarantee, the Corporation will guarantee the payment of Distributions and payments on liquidation or redemption of the Exchange Capital Securities, but only in each case to the extent of funds held by the Trust, as described herein. See "Description of Exchange Securities--Descripion of Exchange Guarantee." If the Corporation does not make interest payments on the Junior Subordinated Debentures held by the Trust, the Trust will have insufficient funds to pay Distributions on the Capital Securities. The Guarantee does not cover the payment of Distributions when the Trust does not have sufficient funds to pay such Distributions. In such event, a holder of Capital Securities may institute a legal proceeding directly against the Corporation for enforcement of payment to such holder of the principal of or interest on Junior Subordinated Debentures having a principal amount equal to the aggregate Liquidation Amount of the Capital Securities held by such holder (a "Direct Action"). See "Description of Exchange Securities--Description of Exchange Junior Subordinated Debentures--Enforcement of Certain Rights by Holders of Exchange Capital Securities." The obligations of the Corporation under the Guarantee and the Junior Subordinated Debentures are subordinate and junior in right of payment to all Senior Indebtedness (as defined in "Description of Exchange Securities--Description of Exchange Junior Subordinated Debentures--Subordination") of the Corporation. In addition, because the Corporation is a holding company, the Junior Subordinated Debentures and the Guarantee are effectively subordinated to all existing and future liabilities of the Corporation s subsidiaries, including deposits.

    The Trust Securities will be subject to mandatory redemption
(i) in whole, but not in part, at the Stated Maturity of the Junior Subordinated Debentures upon the redemption thereof at a redemption price equal to the principal amount of, plus accrued interest on, the Junior Subordinated Debentures (the "Maturity Redemption Price"),
(ii) in whole, but not in part, at any time prior to April 1, 2007, contemporaneously with the optional redemption of the Junior Subordinated Debentures, upon the occurrence and continuation of a Special Event (as defined herein) at a redemption price equal to the Special Event Prepayment Price (as defined herein) (the "Special Event Redemption Price"), and (iii) in whole or in part on or after April 1, 2007 contemporaneously with any optional redemption by the Corporation of Junior Subordinated Debentures at a redemption price (the "Optional Redemption Price") equal to the Optional Prepayment Price (as defined below). Any of the Maturity Redemption Price, the Special Event Redemption Price or the Optional Redemption Price may be referred to herein as the "Redemption Price." See "Description of Exchange Securities--Description of Exchange Capital Securities--Mandatory Redemption." Subject to the Corporation having received any required regulatory approval to do so, the Junior Subordinated Debentures are redeemable prior to the Stated Maturity
(i) at the option of the Corporation on or after April 1, 2007, in whole or in part at any time at a redemption price (the "Optional Prepayment Price") equal to 103.8750% of the principal amount thereof on April 1, 2007 declining ratably on each April 1 thereafter to 100% on or after April 1, 2017, plus accrued and unpaid interest thereon to the date of redemption or (ii) at any time prior to April 1, 2007, in whole but not in part, upon the occurrence and continuation of a Special Event, at a redemption price (the "Special Event Prepayment Price" equal to the greater of (a) 100% of the principal amount thereof or (b) the sum, as determined by a Quotation Agent (as defined herein), of the present values of the principal amount and premium payable as part of the prepayment price with respect to an optional redemption of such Junior Subordinated Debentures on April 1, 2007, together with scheduled payments of interest accruing from the redemption date to April 1, 2007, in each case, discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate (as defined herein), plus accrued but unpaid interest thereon to the date of redemption. See "Description of Exchange Securities--Description of Exchange Junior Subordinated Debentures--Optional Redemption" and "--Special Event Prepayment."

    The Corpration, as the holder of the outstanding Common Securities, has the right at any time (including, without limitation, upon the occurrence of a Tax Event (as defined herein)) to terminate the Trust and cause a Like Amount (as defined herein) of the Junior Subordinated Debentures to be distributed to the holders of the Trust Securities upon liquidation of the Trust, subject to (i) the Corporation having received an opinion of counsel to the effect that such distribution will not be a taxable event to holders of Capital Securities and (ii) any required regulatory approval. In the event of such termination of the Trust, after satisfaction of liabilities to creditors of the Trust as required by applicable law, the holders of the Capital Securities generally will be entitled to receive a Liquidation Amount of $1,000 per Capital Security plus accumulated and unpaid Distributions thereon to the date of payment, which shall be in the form of a distribution of a Like Amount of Junior Subordinated Debentures, subject to certain exceptions. See "Description of Exchange Securities--Description of Exchange Capital Securities--Liquidation of the Trust and Distribution of Junior Subordinated Debentures."

    The Capital Securities, including the Exchange Capital
Securities when issued, may be transferred only in blocks having a Liquidation Value of not less than $100,000 (100 Capital Securities)

    The Trust is making the Exchange Offer of the Exchange Capital Securities in reliance on the position of the staff of the Division of Corporation Finance of the Securities and Exchange Commission (the "Commission") as set forth in certain interpretive letters addressed to third parties in other transactions. However, neither the Corporation nor the Trust has sought its own interpretive letter and there can be no assurance that the staff of the Division of Corporation Finance of the Commission would make a similar determination with respect to the Exchange Offer as it has in such interpretive letters to third parties. Based on these interpretations by the staff of the Division of Corporation Finance of the Commission, and subject to the two immediately following sentences, the Corporation and the Trust believe that Exchange Capital Securities issued pursuant to this Exchange Offer in exchange for Original Capital Securities may be offered for resale, resold and otherwise transferred by a holder thereof (other than a holder who is a broker-dealer) without further compliance with the registration and prospectus delivery requirements of the Securities Act, provided that such Exchange Capital Securities are acquired in the ordinary course of such holder s business and that such holder is not participating, and has no arrangement or understanding with any person to participate, in a distribution (within the meaning of the Securities
Act) of such Exchange Capital Securities. However, any holder of Original Capital Securities who is an "affiliate" of the Corporation or the Trust or who intends to participate in the Exchange Offer for the purpose of distributing Exchange Capital Securities, or any broker-dealer who purchased Original Capital Securities from the Trust to resell pursuant to Rule 144A under the Securities Act
("Rule 144A") or any other available exemption under the Securities Act, (a) will not be able to rely on the interpretations of the staff of the Division of Corporation Finance of the Commission set forth in the above-mentioned interpretive letters, (b) will not be permitted or entitled to tender such Original Capital Securities in the Exchange Offer and (c) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or other transfer of such Original Capital Securities unless such sale is made pursuant to an exemption from such requirements. In addition, as described below, if any broker-dealer holds Original Capital Securities acquired for its own account as a result of market-making or other trading activities and exchanges such Original Capital Securities for Exchange Capital Securities, then such broker-dealer must deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of such Exchange Capital Secuities.

    Each holder of Original Capital Securities who wishes to exchange Original Capital Securities for Exchange Capital Securities in the Exchange Offer will be required to represent that (i) it is not an "affiliate" of the Corporation or the Trust, (ii) any Exchange Capital Securities to be received by it are being acquired in the ordinary course of its business, (iii) it has no arrangement or understanding with any person to participate in a distribution (within the meaning of the Securities Act) of such Exchange Capital Securities, and (iv) if such holder is not a broker-dealer, such holder is not engaged in, and does not intend to engage in, a distribution (within the meaning of the Securities Act) of such Exchange Capital Securities. In addition, the Corporation and the Trust may require such holder, as a condition to such holder s eligibility to participate in the Exchange Offer, to furnish to the Corporation and the Trust (or an agent thereof) in writing information as to the number of "beneficial owners" (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended) on behalf of whom such holder holds the Capital Securities to be exchanged in the Exchange Offer. Each broker-dealer that receives Exchange Capital Securities for its own account pursuant to the Exchange Offer must acknowledge that it acquired the Original Capital Securities for its own account as the result of market-making activities or other trading activities and must agree that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such Exchange Capital Securities. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. Based on the position taken by the staff of the Division of Corporation Finance of the Commission in the interpretive letters referred to above, the Corporation and the Trust believe that broker-dealers who acquired Original Capital Securities for their own accounts, as a result of market-making activities or other trading activities ("Participating Broker-Dealers"), may fulfill their prospectus delivery requirements with respect to the Exchange Capital Securities received upon exchange of such Original Capital Securities (other than Original Capital Securities which represent an unsold allotment from the initial sale of the Original Capital Securities) with a prospectus meeting the requirements of the Securities Act, which may be the prospectus prepared for an exchange offer so long as it contains a description of the plan of distribution with respect to the resale of such Exchange Capital Securities. Each broker-dealer that receives Exchange Capital Securities for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Capital Securities. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an underwriter within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Capital Securities received in exchange for Original Capital Securities acquired by such broker-dealer as a result of market-making activities or other trading activities. The Trust and the Corporation have agreed that, ending on the close of business on the 180th day following the Expiration Date (as described herein), it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution." However, a Participating Broker-Dealer who intends to use this Prospectus in connection with the resale of Exchange Capital Securities received in exchange for Original Capital Securities pursuant to the Exchange Offer must notify the Corporation or the Trust, or cause the Corporation or the Trust to be notified, on or prior to the Expiration Date, that it is a Participating Broker-Dealer. Such notice may be given in the space provided for that purpose in the Lette of Transmittal or may be delivered to the Exchange Agent at one of the addresses set forth herein under "The Exchange Offer Exchange Agent." Any Participating Broker-Dealer who is an "affiliate" of the Corporation or the Trust may not rely on such interpretive letters and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. See "The Exchange Offer--Resales of Exchange Capital Securities."

    In that regard, each Participating Broker-Dealer who surrenders Original Capital Securities pursuant to the Exchange Offer will be deemed to have agreed, by execution of the Letter of Transmittal, that upon receipt of notice from the Corporation or the Trust of the occurrence of any event or the discovery of any fact which makes any statement contained or incorporated by reference in this Prospectus untrue in any material respect or which causes this Prospectus to omit to state a material fact necessary in order to make the statements contained or incorporated by reference herein, in light of the circumstances under which they were made, not misleading or of the occurrence of certain other events specified in the Registration Agreement, such Participating Broker-Dealer will suspend the sale of Exchange Capital Securities (or the Exchange Guarantee or the Exchange Junior Subordinated Debentures, as applicable) pursuant to this Prospectus until the Corporation or the Trust has amended or supplemented this Prospectus to correct such misstatement or omission and has furnished copies of the amended or supplemented Prospectus to such Participating Broker-Dealer, or the Corporation or the Trust has given notice that the sale of the Exchange Capital Securities (or the Exchange Guarantee or the Exchange Junior Subordinated Debentures, as applicable) may be resumed, as the case may be. If the Corporation or the Trust gives such notice to suspend the sale of the Exchange Capital Securities (or the Exchange Guarantee or the Exchange Junior Subordinated Debentures, as applicable), it shall extend the 180-day period referred to above during which Participating Broker-Dealers are entitled to use this Prospectus in connection with the resale of Exchange Capital Securities by the number of days during the period from and including the date of the giving of such notice to and including the date when Participating Broker-Dealers shall have received copies of the amended or supplemented Prospectus necessary to permit resales of theExchange Capital Securities or to and including the date on which the Corporation or the Trust has given notice that the sale of Exchange Capital Securities (or the Exchange Guarantee or the Exchange Junior Subordinated Debentures, as applicable) may be resumed, as the case may be.

    Prior to the Exchange Offer, there has been only a limited secondary market and no public market for the Original Capital Securities. The Exchange Capital Securities will be a new issue of securities for which there currently is no market. Although the Initial Purchasers have informed the Corporation and the Trust that they each currently intend to make a market in the Exchange Capital Securities, they are not obligated to do so, and any such market making may be discontinued at any time without notice. Accordingly, there can be no assurance as to the development or liquidity of any market for the Exchange Capital Securities. The Corporation and the Trust currently do not intend to apply for listing of the Exchange Capital Securities on any securities exchange or for quotation through the National Association of Securities Dealers Automated Quotation System.

    Any Original Capital Securities not tendered and accepted in the Exchange Offer will remain outstanding and will be entitled to all the same rights and will be subject to the same limitations applicable thereto under the Declaration (except for those rights which terminate upon consummation of the Exchange Offer). Following consummation of the Exchange Offer, the holders of Original Capital Securities will continue to be subject to all of the existing restrictions upon transfer thereof, and neither the Corporation nor the Trust will have any further obligation to such holdes (other than under certain limited circumstances) to provide for registration under the Securities Act of the Original Capital Securities held by them. To the extent that Original Capital Securities are tendered and accepted in the Exchange Offer, a holder s ability to sell untendered Original Capital Securities could be adversely affected. See "Risk Factors--Consequences of a Failure to Exchange Original Capital Securities."

    THIS PROSPECTUS AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION. HOLDERS OF ORIGINAL CAPITAL SECURITIES ARE URGED TO READ THIS PROSPECTUS AND THE RELATED LETTER OF TRANSMITTAL CAREFULLY BEFORE DECIDING WHETHER TO TENDER THEIR ORIGINAL CAPITAL SECURITIES PURSUANT TO THE EXCHANGE OFFER.

    Original Capital Securities may be tendered for exchange on or prior to 5:00 p.m., New York City time, on November 25, 1997 (such time on such date being hereinafter called the "Expiration Date"), unless the Exchange Offer is extended by the Corporation or the Trust (in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended). Tenders of Original Capital Securities may be withdrawn at any time on or prior to the Expiration Date. The Exchange Offer is not conditioned upon any minimum Liquidation Amount of Original Capital Securities being tendered for exchange. However, the Exchange Offer is subject to certain events and conditions which may be waived by the Corporation or the Trust and to the terms and provisions of the Registration Agreement. Original Capital Securities may be tendered in whole or in part having an aggregate Liquidation Amount of not less than $100,000 (100 Capital Securities) or any integral multiple of $1,000 Liquidation Amount (one Capital Security) in excess thereof. The Corporation, as Issuer of the Junior Subordinated Debentures, has agreed to pay all expenses of the Exchange Offer. See "The Exchange Offer--Fees and Expenses." Holders of the Original Capital Securities whose Original Capital Securities are accepted for exchange will not receive Distributions on such Original Capital Securities and will be deemed to have waived the right to receive any Distributions on such Original Capital Securities accumulated from and after October 1, 1997. See "The Exchange Offer Distributions on Exchange Capital Securities."

    Neither the Corporation nor the Trust will receive any cash proceeds from the issuance of the Exchange Capital Securities offered hereby. No dealer-manager is being used in connection with this Exchange Offer. See "Use of Proceeds" and "Plan of Distribution."


    NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED
TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS IN CONNECTION WITH THIS EXCHANGE OFFER AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE CORPORATION OR THE TRUST. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCE CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE CORPORATION OR THE TRUST SINCE THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR A SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.


                    TABLE OF CONTENTS


Page
Availale Information                                  7
Incorporation of Certain Documents by Reference       8
Summary                                               9
Risk Factors                                          15
Ratios of Earnings to Fixed Charges                   20
Sovereign Capital Trust I                             21
Sovereign                                             22
Selected Historical Financial Information             23
Capitalization                                        25
Accounting Treatment                                  25
The Exchange Offer                                    26
Description of Exchange Securities                    35
Description of Original Securities                    57
Relationship Among the Exchange Capital Securities, the
  Exchange Junior Subordinated Debentures and the
  Exchange Guarantee                                  58
Certain United States Federal Income Tax Consequences 59
ERISA Considerations                                  63
Plan of Distribution                                  63
Validity of Exchange Securities                       64
Experts                                               64

                  AVAILABLE INFORMATION

    The Corporation is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission located at 7 World Trade Center, 13th Floor,
Suite 1300, New York, New York 10048 and Suite 1400, Citicorp Center, 14th Floor, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material can also be obtained at prescribed rates by writing to the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Such information may also be accessed electronically by means of the Commission s home page on the Internet (http://www.sec.gov.). The Corporation s common stock is traded on the NASDAQ National Market. Such reports, proxy statements and other information concerning the Corporation can be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street N.W., Washington, D.C. 20006.

    No separate financial statements of the Trust have been included herein. The Corporation and the Trust do not consider that such financial statements would be material to holders of the Capital Securities because the Trust is a newly formed special purpose entity, has no operating history or independent operations and is not engaged in and does not propose to engage in any activity other than holding as trust assets the Junior Subordinated Debentures and issuing the Trust Securities. See "Sovereign Capital Trust I" and "Description of Exchange Securities." In addition, the Corporation does not expect that the Trust will file reports under the Exchange Act with the Commission.

    This Prospectus constitutes a part of a registration statement on Form S-4 (the "Registration Statement") filed by the Corporation and the Trust with the Commission under the Securities Act. This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission, and reference is hereby made to the Registration Statement and to the exhibits relating thereto for further information with respect to the Corporation, the Trust and the Exchange Securities. Any statements contained herein concerning the provisions of any document are not necessarily complete, and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.

     INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents filed by the Corporation with the Comission are incorporated into this Prospectus by reference:

         1. The Corporation s Annual Report on Form 10-K for the year ended December 31, 1996 (as amended on July 10, 1997);

         2. The Corporation s Quarterly Report on Form 10-Q for the quarter ended March 31, 1997 (as amended on July 10, 1997);

         3. The Corporation s Current Reports on Form 8-K dated February 5, 1997, February 6, 1997, February 13, 1997, March 18, 1997, June 17,
1997, and September 12, 1997.

    Each document or report subsequently filed by the Corporation pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the termination of the offering of the Exchange Securities offered hereby shall be deemed to be incorporated by reference into this Prospectus and to be a part of this Prospectus from the date of filing of such document. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

    As used herein, the terms "Prospectus" and "herein" mean this Prospectus including the documents incorporated or deemed to be incorporated herein by reference, as the same may be amended, supplemented or otherwise modified from time to time. Statements contained in this Prospectus as to the contents of any contract or other document referred to herein do not purport to be complete, and where reference is made to the particular provisions of such contract or other document, such provisions are qualified in all respects by reference to all of the provisions of such contract or other document. The Corporation will provide without charge to any person to whom this Prospectus is delivered, on the written or oral request of such person, a copy of any or all of the foregoing documents incorporated by reference herein (other than exhibits not specifically incorporated by reference into the texts of such documents). Requests for such documents should be directed to:
Sovereign Bancorp, Inc., 1130 Berkshire Boulevard, Wyomissing, Pennsylvania 19610, Attention: Linda Hagginbothom. Telephone requests may be directed to Ms. Hagginbothom at (610) 320-8498.


                         SUMMARY

    The following is a summary of certain information contained elsewhere in this Prospectus. Reference is made to, and this summary is qualified in its entirety by, the more detailed information and financial statements, including the notes thereto, contained elsewhere in this Prospectus and in documents incorporated by reference hereto.

                SOVEREIGN CAPITAL TRUST I

    The Trust is a statutory business trust formed under Delaware law pursuant to (i) the Declaration and (ii) the filing of a certificate of trust with the Delaware Secretary of State on March 11, 1997. The Trust s business and affairs are conducted by the Issuer Trustees: The Bank of New York, as Property Trustee, The Bank of New York (Delaware), as Delaware Trustee, and four individual Administrative Trustees who are employees or officers of or affiliated with the Corpration. The Trust exists for the exclusive purposes of (i) issuing and selling the Trust Securities, (ii) using the proceeds from the sale of the Trust Securities to acquire the Junior Subordinated Debentures issued by the Corporation and
(iii) engaging in only those other activities necessary, advisable or incidental thereto (such as registering the transfer of the Capital Securities). The Junior Subordinated Debentures will be the sole assets of the Trust, and payments under the Junior Subordinated Debentures will be the sole revenues of the Trust. All of the Common Securities will be owned directly or indirectly by the Corporation.

                 SOVEREIGN BANCORP, INC.

General

    The Corporation is the holding company for Sovereign Bank, a federal savings bank (the "Bank"). At March 31, 1997, the Corporation and its subsidiaries had total consolidated assets, deposits and shareholders equity of approximately $10.3 billion, $5.7 billion and $510 million, respectively. The primary operating entity of the Corporation is Sovereign Bank. Sovereign Bank s primary business consists of attracting deposits from its network of 134 community banking offices, and originating residential mortgage loans and home equity lines of credit in the communities served by those offices. Those offices are located largely in the Pennsylvania counties of Berks, Lancaster, Bucks, Montgomery, Philadelphia, Lehigh and Northampton, the New Jersey counties of Essex, Mercer, Morris, Ocean, Monmouth, Sussex and Union, and New Castle County in Delaware.

    The principal executive offices of the Corporation are located at 1130 Berkshire Boulevard, Wyomissing, Pennsylvania 19610, and its telephone number is (610) 320-8400.

Acquisitions

The Corporation completed its acquisition of Bankers Corp. ("Bankers"), a New Jersey corporation and the holding company for Bankers Savings, a New Jersey savings bank ("Bankers Savings") on August 29, 1997. On that date, Bankers merged with and into the Corporation, with the Corporation surviving the merger, and Bankers Savings merged with and into the Bank. On the effective date of the merger, each outstanding share of Bankers common stock was automatically converted into 1.854 shares of common stock of the Corporation. The merger was treated as a pooling of interest for financial accounting purposes.

On June 30, 1997, Bankers had total unaudited consolidated assets, deposits, and stockholders equity of approximately $2.6 billion, $1.7 billion, and $204 million, respectively. Bankers Savings operated 15 branches located in Middlesex, Monmouth and Ocean Counties, New Jersey. In connection with the transaction, the Corporation recorded a one-time merger related charge of $19.6 million, after-tax, in the third quarter of 1997.

On September 19, 1997, the Bank completed the acquisition of certain assets of the former Automobile Finance Division (the "Division") of Fleet Financial Group, Inc. These assets consist principally of approximately $1.7 billion of indirect auto loans, dealer floor plan loans, and loans to automobile leasing companies. The Division has business relationships with over 2,000 automotive dealerships and serves approximately 225,000 customers throughout New Jersey, New York, and several New England states.

The transaction was treated as a purchase for financial accounting purposes.

    The Corporation is a legal entity separate and distinct from its subsidiaries. The ability of holders of debt and equity securities of the Corporation to benefit from the distribution of assets of any subsidiary upon the liquidation or reorganization of such subsidiary is subordinate to prior claims of creditors of the subsidiary (including depositors in the case of banking subsidiaries) except to the extent that a claim of the Corporation as a creditor may be recognized.

    In addition, there are regulatory limitations on the payment of dividends directly or indirectly to the Corporation from its existing banking subsidiaries. Under applicable banking statutes, at March 31, 1997, the Corporation s banking subsidiaries could have declared additional dividends of approximately $113 million.
However, Federal and state regulatory agencies also have the authority to limit further the Corporation s banking subsidiaries payment of dividends based on other factors, such as the maintenance of adequate capital for such subsidiary bank, which could reduce the amount of dividends otherwise payable.

                   THE EXCHANGE OFFER

The Exchange Offer    Up to $100,000,000 aggregate Liquidation Amount of
Exchange
Capital
Securities are being offered in exchange for a like aggregate Liquidation Amount of Original Capital Securities. Original Capital Securities may be tendered for exchange in whole or in part in a Liquidation Amount of $100,000 (100 Capital Securities) or any integral multiple of $1,000 (one Capital Security) in excess thereof. The Corporation and the Trust are making the Exchange Offer in order to satisfy their obligations under the Registration Agreement relating to the Original Capital Securities. For a description of the procedures for tendering Original Capital Securities, see "The Exchange Offer--Procedures for Tendering Original Capital
Securities."

Expiration Date       5:00 p.m., New York City time, on November 25, 1997,
unless
the Exchange Offer is extended by the Corporation or the Trust (in which case the Expiration Date will be the latest date and time to which the Exchange Offer is extended). See "The Exchange Offer Terms of the Exchange Offer."

Conditions to the Exchange Offer     The Exchange Offer is subject to certain
conditions, which
may be waived by the Corporation and the Trust in their sole discretion. The Exchange Offer is not conditioned upon any minimum Liquidation Amount of Original Capital Securities being tendered.
See "The Exchange Offer--Conditions to the Exchange Offer."

Terms of the Exchange Offer
     The Corporation and the Trust reserve the right in their sole and absolute discretion, subject to applicable law, at any time and from time to time, (i) to delay the acceptance of the Original Capital Securities for exchange, (ii) to terminate the Exchange Offer if certain specified conditions have not been satisfied, (iii) to extend the Expiration Date of the Exchange Offer and retain all Original Capital Securities tendered pursuant to the Exchange Offer, subject, however, to the right of holders of Original Capital Securities to withdraw their tendered Original Capital Securities, or
(iv) to waive any condition or otherwise amend the terms of the Exchange Offer in any respect. See "The Exchange Offer Terms of the Exchange Offer."

Withdrawal Rights
     Tenders of Original Capital Securities may be withdrawn at any time on or prior to the Expiration Date by delivering a written notice of such withdrawal to the Exchange Agent in conformity with certain procedures set forth below under "The Exchange
Offer Withdrawal Rights."

Procedures for Tendering Original Capital Securities     Tendering holders of
Original Capital Securities must
complete and sign a Letter of Transmittal in accordance with the instructions contained therein and forward the same by mail, facsimile or hand delivery, together with any other required documents, to the Exchange Agent, either with the Original Capital
Securities to be tendered or in compliance with the specified procedures for guaranteed delivery of Original Capital Securities.
Certain brokers, dealers, commercial banks, trust companies and other nominees may also effect tenders by book-entry transfer. Holders of Original Capital Securities registered in the name of a broker, dealer, commercial bank, trust company or other nominee are urged to contact such person promptly if they wish to tender Original Capital Securities pursuant to the Exchange Offer. See "The Exchange Offer Procedures for Tendering Original Capital Securities."

Letters of Transmittal and certificates representing Original Capital Securities should not be sent to the Corporation or the Trust. Such documents should only be sent to the Exchange Agent.

Resales of Exchange Capital Securities    The Corporation and the Trust are
making the Exchange Offer
in reliance on the position of the staff of the Division of Corporation Finance of the Commission as set forth in certain interpretive letters addressed to third parties in other transactions. However, neither the Corporation nor the Trust has sought its own interpretive letter and there can be no assurance that the staff of the Division of Corporation Finance of the Commission would make a similar determination with respect to the Exchange Offer as it has in such interpretive letters to third parties. Based on these interpretations by the staff of the Division of Corporation
Finance of the Commission, and subject to the two immediately following sentences, the Corporation and the Trust believe that Exchange Capital Securities issued pursuant to this Exchange Offer in exchange for Original Capital Securities may be offered for resale, resold and otherwise transferred by a holder thereof (other than a holder who is a broker-dealer) without further compliance with the registration and prospectus delivery requirements of the Securities
Act, provided that such Exchange Capital Securities are acquired in the ordinary course of such holder s business and that such holder is not participating, and has no arrangement or understanding with any person to participate, in a distribution (within the meaning of the Securities Act) of such Exchange Capital Securities. However, any holder of Original Capital Securities who is an "affiliate" of the Corporation or the Trust or who intends to participate in the Exchange Offer for the purpose of distributing the Exchange Capital Seurities, or any broker-dealer who purchased the Original Capital Securities from the Trust to resell pursuant to Rule 144A or any other available exemption under the Securities Act, (a) will not be able to rely on the interpretations of the staff of the Division of Corporation Finance of the Commission set forth in the above-mentioned interpretive letters, (b) will not be permitted or entitled to tender such Original Capital Securities in the Exchange
Offer and (c) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or other transfer of such Original Capital Securities unless such sale is made pursuant to an exemption from such requirements.
In addition, as described below, if any broker-dealer holds Original Capital Securities acquired for its own account as a result of market-making or other trading activities and exchanges such Original Capital Securities for Exchange Capital Securities, then such broker-dealer must deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of such Exchange
Capital Securities.

Each holder of Original Capital Securities who wishes to exchange Original Capital Securities for Exchange Capital Securities in the Exchange Offer will be required to represent that (i) it is not an "affiliate" of the Corporation or the Trust, (ii) any Exchange Capital Securities to be received by it are being acquired in the ordinary course of its business, (iii) it has no arrangement or understanding with any person to participate in a distribution (within the meaning of the Securities Act) of such Exchange Capital Securities, and (iv) if such holder is not a broker-dealer, such holder is not engaged in, and does not intend to engage in, a distribution (within the meaning of the Securities Act) of such Exchange Capital Securities. Each broker-dealer that receives Exchange Capital Securities for its own account in exchange for Original Capital Securities, where such Original Capital Securities were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such Exchange Capital Securities. The Letter of Transmittal states that, by so acknowledging and by delivering such a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. Based on the position taken by the staff of the Division of Corporation Finance of the Commission in the interpretive letters referred to above, the Corporation and the Trust believe that Participating Broker-Dealers who acquired Original Capital Securities for their own accounts as a result of market-making activities or other trading activities may fulfill their prospectus delivery requirements with respect to the Exchange Capital Securities received upon exchange of such Original Capital Securities (other than Original Capital Securities which represent an unsold allotment from the initial sale of the Original Capital Securities) with a prospectus meeting the requirements of the Securities Act, which may be the prospectus prepared for an exchange offer so long as it contains a description of the plan of distribution with respect to the resale of such Exchange Capital Securities. Accordingly, this Prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer in connection with resales of Exchange Capital Securities received in exchange for Original Capital Securities where such Original Capital Securities were acquired by such Participating Broker-Dealer for its own account as a result of market-making or other trading activities. Subject to certain provisions set forth in the Registration Agreement and to the limitations described below under "The Exchange Offer Resales of Exchange Capital Securities," the Corporation and the Trust have agreed that this Prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer in connection with resales of such Exchange Capital ecurities for a period ending 180 days after the Expiration Date (subject to extension under certain limited circumstances) or, if earlier, when all such Exchange Capital Securities have been disposed of by such Participating Broker-Dealer. See "Plan of Distribution." Any Participating Broker-Dealer who is an "affiliate" of the Corporation or the Trust may not rely on such interpretive letters and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. See "The Exchange Offer Resales of Exchange Capital Securities."

Exchange Agent   The exchange agent with respect to the Exchange Offer is
The Bank of New York (the "Exchange Agent"). The addresses, and telephone and facsimile numbers, of the Exchange Agent are set forth in "The Exchange Offer Exchange Agent" and in the Letter of
Transmittal.

Use of Proceeds
    Neither the Corporation nor the Trust will receive any cash proceeds from the issuance of the Exchange Capital Securities offered hereby.

Certain United States Federal Income Tax Consequences; ERISA
Considerations   Holders of Original Capital Securities should review the
information set forth under "Certain United States Federal Income Tax Consequences" and "ERISA Considerations" prior to tendering Original Capital Securities in the Exchange Offer.

             THE EXCHANGE CAPITAL SECURITIES

Securities Offered    Up to $100,000,000 aggregate Liquidation Amount of the
Trust s Exchange Capital Securities have been registered under the Securities Act (Liquidation Amount $1,000 per Exchange Capital
Security). The Exchange Capital Securities will be issued and the Original Capital Securities were issued under the Declaration. The
Exchange Capital Securities and any Original Capital Securities which remain outstanding after consummation of the Exchange Offer will vote together as a single class for purposes of determining whether holders of the requisite percentage in outstanding Liquidation Amount thereof have taken certain actions or exercised certain rights under the Declaration. See "Description of Exchange Securities Description of Exchange Capital Securities Voting Rights; Amendment of the
Declaration." The terms of the Exchange Capital Securities are identical in all material respects to the terms of the Original
Capital Securities, except that the Exchange Capital Securities have been registered under the Securities Act, will not be subject to certain restrictions on transfer applicable to the Original Capital Securities and will not provide for any increase in the Distribution rate thereon. See "The Exchange Offer Purpose of the Exchange
Offer," "Description of Exchange Securities" and "Description of
Original Securities."

Distribution Dates    April 1 and October 1 of each year, commencing April 1,
1998.

Extension Periods     Distributions on the Exchange Capital Securities will be
deferred for the duration of
any Extension Period elected by the Corporation with respect to the payment of interest on the Exchange Junior Subordinated Debentures.
No Extension Period will exceed 10 consecutive semi-annual period or extend beyond the Stated Maturity of the Junior Subordinated
Debentures.  See "Description of Exchange Securities Description of
Exchange Junior Subordinated Debentures Option to Extend Interest
Payment Date" and "Certain United States Federal Income Tax
Consequences Interest Income and Original Issue Discount."

Ranking
    The Exchange Capital Securities will rank pari passu, and payments thereon will be made pro rata, with the Original Capital Securities and the Common Securities except as described under "Description of Exchange Securities Description of Exchange Capital Securities Subordination of Common Securities." The Exchange Junior Subordinated Debentures will rank pari passu with the Original Junior Subordinated Debentures and all other junior subordinated debt securities to be issued by the Corporation pursuant to the Indenture with substantially similar subordination terms ("Other Debentures"), and which will be issued and sold to other trusts to be established by the Corporation in each case similar to the Trust ("Other Trusts"), and will be unsecured and subordinate and junior in right of payment to the extent and in the manner set forth in the Indenture to all Senior Debt of the Corporation. See "Description of Exchange Securities Description of Exchange Junior Subordinated Debentures." The Exchange Guarantee will rank pari passu with the Original Guarantee and all other guarantees to be issued by the Corporation with respect to capital securities to be issued by Other Trusts ("Other Guarantees"), and will constitute an unsecured obligation of the Corporation and will rank subordinate and junior in right of payment to the extent and in the manner set forth in the Guarantee to all Senior Debt. See "Description of Exchange Securities Description of Exchange Guarantee." In addition, because the Corporation is a holding company, the Junior Subordinated Debentures and the Guarantee are effectively subordinated to all existing and future liabilities of the Corporation s subsidiaries, including deposits.

Redemption
    The Trust Securities are subject to mandatory redemption
(i) in whole, but not in part, at the Stated Maturity of the Junior Subordinated Debentures upon the redemption thereof, (ii) in whole, but not in part, at any time prior to April 1, 2007, contemporaneously with the optional redemption of the Junior Subordinated Debentures upon the occurrence and continuation of a Special Event (as defined herein), and (iii) in whole or in part at any time on or after April 1, 2007 contemporaneously with any optional redemption by the Corporation of Junior Subordinated Debentures, in each case at the applicable Redemption Price. See "Description of Exchange Securities Description of Exchange Capital Securities Mandatory Redemption."

Rating
    The Exchange Capital Securities are expected to be rated
"BB" by Standard & Poor s Ratings Services and "BB+" by Fitch
Investors Service. A security rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time by the assigning rating organization.

Transfer Restrictions The Exchange Capital Securities will be issued, and may be transferred, only in blocks having a Liquidation Amount of not less than $100,000 (100 Capital Securities).

ERISA Considerations Prospective purchasers must carefully consider the restrictions on purchase set forth under "ERISA Considerations."

Absence of Market for the Exchange Capital Securities    The Exchange Capital
Securities will be a new issue of
securities for which there currently is no market.  Although ehman
Brothers Inc., Montgomery Securities, Smith Barney Inc., and Ryan,
Beck & Co., the initial purchasers of the Original Capital Securities
(the "Initial Purchasers"), have informed the Corporation and the Trust that they each currently intend to make a market in the Exchange Capital Securities, they are not obligated to do so, and any such market making may be discontinued at any time without notice. Accordingly, there can be no assurance as to the development or liquidity of any market for the Exchange Capital Securities. The
Trust and the Corporation do not intend to apply for listing of the Exchange Capital Securities on any securities exchange or for quotation through the National Association of Securities Dealers
Automated Quotation System ("NASDAQ").  See "Plan of Distribution."

Risk Factors
    Prospective investors should carefully consider the matters set forth under "Risk Factors."

                      RISK FACTORS

    Prospective investors should consider carefully, in addition to the other information contained in this Prospectus, the following factors in connection with the Exchange Offer and the Exchange Capital Securities offered hereby. This Prospectus contains certain forward-looking statements and information relating to the Corporation that are based on the beliefs of management as well as assumptions made by and information currently available to management. The words "anticipate," "believe," "estimate," "expect," "intends" and similar expressions, as they relate to the Corporation or the Corporation s management, are intended to identify forward-looking statements. Such statements reflect the current views of the Corporation with respect to future events and are subject to certain risks,uncertainties and assumptions, including the risk factors described in this Prospectus. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated or expected. The Corporation does not intend to update these forward-looking statements.

Ranking of Obligations Under the Guarantee and the Junior
Subordinated Debentures

    The obligations of the Corporation under the Guarantee issued by the Corporation for the benefit of the holders of Capital Securities and under the Junior Subordinated Debentures are unsecured and rank subordinate and junior in right of payment to all Senior Debt of the Corporation. At March 31, 1997, the aggregate outstanding Senior Debt of the Corporation (which, as defined, includes all outstanding subordinated debt of the Corporation) was approximately $166.8 million. Because the Corporation is a bank holding company, the right of the Corporation to participate in any distribution of assets of any subsidiary, including the Bank, upon such subsidiary s liquidation or reorganization or otherwise (and thus the ability of holders of the Capital Securities to benefit indirectly from such distribution), is subject to the prior claims of creditors of such subsidiary, except to the extent that the Corporation may itself be recognized as a creditor of such subsidiary. Accordingly, the Junior Subordinated Debentures will be effectively subordinated to all existing and future liabilities of the Corporation s subsidiaries, and holders of Junior Subordinated Debetures should look only to the assets of the Corporation for payments on the Junior Subordinated Debentures. Because the Corporation is a holding company with limited assets and liabilities, a substantial portion of the consolidated liabilities of the Corporation are liabilities of its subsidiaries. The Guarantee will constitute an unsecured obligation of the Corporation and will rank subordinate and junior in right of payment to all Senior Debt in the same manner as the Junior Subordinated Debentures. See "Sovereign." None of the Indenture, the Guarantee or the Declaration places any limitation on the amount of secured or unsecured debt, including Senior Debt, that may be incurred by the Corporation or any subsidiary. See "Description of Exchange Securities Description of Exchange Junior Subordinated Debentures Subordination" and
" Description of Exchange Guarantee Status of the Guarantee."

    The ability of the Trust to pay amounts due on the Capital
Securities is solely dependent upon the Corporation making payments on the Junior Subordinated Debentures as and when required.

    In addition, there are regulatory limitations on the payment of dividends directly or indirectly to the Corporation from the Bank. Under applicable banking statutes at March 31, 1997, the Bank could have declared additional dividends of $113 million.

Option to Extend Interest Payment Date; Tax Consequences; Market
Price Consequences

    So long as no Debenture Event of Default (as defined herein) has occurred and is continuing, the Corporation has the right under the Indenture to defer the payment of interest on the Junior Subordinated Debentures at any time or from time to time for a period not exceeding 10 consecutive semi-annual periods with respect to each Extension Period; provided, however, that no Extension Period shall end on a date other than an Interest Payment Date or extend beyond the Stated Maturity of the Junior Subordinated Debentures. As a consequence of any such deferral, semi-annual Distributions on the Trust Securities by the Trust will also be deferred (and the amount of Distributions to which holders of the Trust Securities are entitled will accumulate additional Distributions thereon at the rate of 9.00% per annum, compounded semi-annually, but not exceeding the interest rate then accruing on the Junior Subordinated Debentures) from the relevant payment date for such Distributions during any such Extension Period.

    Prior to the termination of any Extension Period, the Corporation may further extend such Extension Period; provided, however, that such extension does not cause such Extension Period to exceed 10 consecutive semi-annual periods or to extend beyond the Stated Maturity. Upon the termination of any Extension Period and the payment of all interest then accrued and unpaid on the Junior Subordinated Debentures (together with interest thereon at the annual rate of 9.00%, compounded semi-annually, to the extent permitted by applicable law), the Corporation may elect to begin a new Extension Period, subject to the above requirements. There is no limitation on the number of times that the Corporation may elect to begin an Extension Period. See "Description of Exchange
Securities Description of Exchange Capital Securities Distributions" and " Description of Exchange Junior Subordinated Debentures Option to Extend Interest Payment Date."

    During any Extension Period, the Corporation may not
(i) declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of the Corporation s capital stock (which includes common and preferred stock), (ii) make any payment of principal, interest or premium, if any, on, or repay, repurchase or redeem any debt securities of the Corporation (including Other Debentures) that rank pari passu with or junior in right of payment to, the Junior Subordinated Debentures or (iii) make any guarantee payments with respect to any guarantee by the Corporation of the debt securities of any subsidiary of the Corporation (including Other Guarantees) if such guarantee ranks pari passu with or junior in right of payment to the Junior Suordinated Debentures (other than (a) dividends or distributions in shares of, or options, warrants or rights to subscribe for or purchase shares of, common stock of the Corporation,
(b) any declaration of a dividend in connection with the implementation of a stockholders rights plan, or the issuance of stock under any such plan in the future, or the redemption or repurchase of any such rights pursuant thereto, (c) payments under the Guarantee, (d) purchases of shares of the Corporation s common stock related to the issuance of common stock or rights under any of the Corporation s benefit plans for its directors, officers or employees or any of the Corporation s dividend reinvestment plans,
(e) as a result of a reclassification of the Corporation s capital stock or the exchange or conversion of one class or series of the Corporation s capital stock for another class or series of the Corporation s capital stock or (f) the purchase of fractional interests in shares of the Corporation s capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged).

    Because the Corporation believes that the likelihood of its exercising its option to defer payments of interest is remote, the Junior Subordinated Debentures will be treated under Treasury regulations as issued without original issue discount ("OID") for United States federal income tax purposes. As a result, holders of Capital Securities generally will include their allocable share of the interest on the Junior Subordinated Debentures in taxable income under their own methods of tax accounting (i.e., cash or accrual). Under the Treasury regulations, however, if the Corporation exercises its right to defer payments of interest, the Junior Subordinated Debentures will become OID instruments. Consequently, holders of Capital Securities will be required to include their pro rata share of OID in gross income as it accrues for United States federal income tax purposes in advance of the receipt of cash attributable to such interest income and such holders will not receive the cash related to such income if they dispose of the Capital Securities prior to the record date for payment of distributions thereafter. See "Certain United States Federal Income Tax Consequences Interest Income and Original Issue Discount" and " Sales of Capital Securities."

    Should the Corporation elect to exercise its right to defer payments of interest on the Junior Subordinated Debentures in the future, the market price of the Capital Securities is likely to be affected. A holder that disposes of its Capital Securities during an Extension Period, therefore, might not receive the same return on its investment as a holder that continues to hold its Capital Securities. In addition, merely as a result of the existence of the Corporation s right to defer interest payments on the Junior Subordinated Debentures, the market price of the Capital Securities (which represent an undivided beneficial ownership interest in the Junior Subordinated Debentures) may be more volatile than the market prices of other securities that are not subject to such deferrals.


Special Event Redemption; Possible Tax Law Changes Affecting the
Capital Securities

    Upon the occurrence and continuation of a Special Event prior to April 1, 2007, the Corporation may, at its option and subject to receipt of any required regulatory approval, prepay the Junior Subordinated Debentures in whole, but not in part, at the Special Event Prepayment Price (as defined herein) within 90 days following the occurrence of such Special Event. In such event, the Trust will redeem the Trust Securities on a pro rata basis to the same extent as the Junior Subordinated Debentures are prepaid by the Corporation. See "Description of Exchange Securities Description of Exchange Junior Subordinated Debentures Special Event Prepayment",
" Description of Exchange Capital Securities Mandatory Redemption" and " Description of Exchange Capital Securities Liquidation of the Trust and Distribution of Junior Subordinated Debentures."

    A "Special Event" means a Tax Event or a Regulatory Cpital
Event, as the case may be.

    A "Tax Event" means the receipt by the Corporation and the Trust of an opinion of counsel experienced in such matters to the effect that, as a result of any amendment to, or change (including any announced prospective change) in, the laws or any regulations thereunder of the United States or any political subdivision or taxing authority thereof or therein, or as a result of any official administrative pronouncement or judicial decision interpreting or applying such laws or regulations, which amendment or change is effective or such pronouncement or decision is announced on or after March 19, 1997 (the "Issue Date"), there is more than an insubstantial risk that (i) the Trust is, or will be within 90 days of the date of such opinion, subject to United States federal income tax with respect to income received or accrued on the Junior Subordinated Debentures, (ii) interest payable by the Corporation on the Junior Subordinated Debentures is not, or within 90 days of the date of such opinion will not be, deductible by the Corporation, in whole or in part, for United States federal income tax purposes, or
(iii) the Trust is, or will be within 90 days of the date of such opinion, subject to more than a de minimis amount of other taxes, duties or other governmental charges.

    A "Regulatory Capital Event" means that the Corporation shall have become, or pursuant to law or regulation will become within 180 days, subject to capital requirements under which, in the written opinion of independent bank regulatory counsel experienced in such matters, the Capital Securities would not constitute Tier 1 capital applied as if the Corporation (or its successor) were a bank holding company (as that concept is used in the guidelines or regulations issued by the Board of Governors of the Federal Reserve System as of March 19, 1997) or its then equivalent ("Tier I Capital").


Liquidation Distribution of Junior Subordinated Debentures

    The Corporation has the right at any time to distribute the Junior Subordinated Debentures to holders of the Trust Securities. Under current United States federal income tax law, a distribution of Junior Subordinated Debentures upon the dissolution of the Trust would not be a taxable event to holders of the Capital Securities. If, however, the Trust is characterized for United States federal income tax purposes as an association taxable as a corporation at the time of dissolution of the Trust, the distribution of the Junior Subordinated Debentures may constitute a taxable event to holders of Capital Securities. Moreover, upon occurrence of a Special Event, a dissolution of the Trust in which holders of the Capital Securities receive cash would be a taxable event to such holders. See "Certain United States Federal Income Taxation Consequences Distribution of Junior Subordinated Debentures or Cash Upon Liquidation of the Trust."

    There can be no assurance as to the market prices for Capital Securities or Junior Subordinated Debentures that may be distributed in exchange for Capital Securities if a liquidation of the Trust occurs. Accordingly, the Capital Securities or the Junior Subordinated Debentures may trade at a discount to the price that the investor paid to purchase the Capital Securities offered hereby. Because holders of Capital Securities may receive Junior Subordinated Debentures on termination of the Trust and because Distributions are otherwise limited to payments on the Junior Subordinated Debentures, prospective purchasers of Exchange Capital Securities are also making an investment decision with regard to the Exchange Junior Subordinated Debentures and should carefully review all the information regarding the Exchange Junior Subordinated Debentures contained herein. See "Description of Exchange
Securities Description of Exchange Capital Securities Description of Liquidation of the Trust and Distribution of Junior Subordinated Debentures" and " Description of Exchange Junior Subordinated Debentures General."

Rights Under the Guarantee

    The Guarantee guarantees to the holders of the Capital
Securities the following payments, to the extent not paid by or on behlf of the Trust: (i) any accumulated and unpaid Distributions required to be paid on the Capital Securities, to the extent that the Trust has funds on hand available therefor at such time, (ii) the applicable Redemption Price with respect to any Capital Securities called for redemption, to the extent that the Trust has funds on hand available therefor at such time, and (iii) upon a voluntary or involuntary termination and liquidation of the Trust (unless the Junior Subordinated Debentures are distributed to holders of the Capital Securities), the lesser of (a) the aggregate of the Liquidation Amount and all accumulated and unpaid Distributions to the date of payment, to the extent that the Trust has funds on hand available therefor at such time, and (b) the amount of assets of the Trust remaining available for distribution to holders of the Capital Securities upon a termination and liquidation of the Trust.

    The holders of a majority in aggregate Liquidation Amount of the Capital Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee (as defined herein) in respect of the Guarantee or to direct the exercise of any trust power conferred upon the Guarantee Trustee under the Guarantee. Any holder of the Capital Securities may institute a legal proceeding directly against the Corporation to enforce its rights under the Guarantee without first instituting a legal proceeding against the Trust, the Guarantee Trustee or any other person or entity. If the Corporation defaults on its obligation to pay amounts payable under the Junior Subordinated Debentures, the Trust will not have funds for the payment of Distributions or amounts payable on redemption of the Capital Securities or otherwise, and, in such event, holders of the Capital Securities would not be able to rely upon the Guarantee for payment of such amounts. Instead, in the event a Debenture Event of Default shall have occurred and be continuing and such event is attributable to the failure of the Corporation to pay principal of (or premium, if any) or interest on the Junior Subordinated Debentures on the applicable payment date, then a holder of Capital Securities may institute a Direct Action. Notwithstanding any payments made to a holder of Capital Securities by the Corporation in connection with a Direct Action, the Corporation shall remain obligated to pay the principal of (and premium, if any) and interest on the Junior Subordinated Debentures, and the Corporation shall be subrogated to the rights of the holder of such Capital Securities with respect to payments on the Capital Securities to the extent of any payments made by the Corporation to such holder in any Direct Action. Except as described herein, holders of Capital Securities will not be able to exercise directly any other remedy available to the holders of the Junior Subordinated Debentures or assert directly any ther rights in respect of the Junior Subordinated Debentures.
See "Description of Exchange Securities Description of Exchange Junior Subordinated Debentures Enforcement of Certain Rights by Holders of Exchange Capital Securities," " Description of Exchange Junior Subordinated Debentures Debenture Events of Default" and
" Description of Exchange Guarantee." The Declaration provides that each holder of Capital Securities by acceptance thereof agrees to the provisions of the Guarantee and the Indenture. The Bank of New York will act as Guarantee Trustee under the Exchange Guarantee and will hold the Guarantee for the benefit of the holders of the Capital Securities. The Bank of New York will also act as Property Trustee under the Declaration and as Debenture Trustee under the Indenture.

Limited Voting Rights

    Holders of Capital Securities will generally have limited voting rights relating only to the modification of the Capital Securities, the termination or liquidation of the Trust, and the exercise of the Trust s rights as holder of Junior Subordinated Debentures. Holders of Capital Securities will not be entitled to vote to appoint, remove or replace the Property Trustee or the Delaware Trustee, and such voting rights are vested exclusively in the holder of the Cmmon Securities except upon the occurrence of certain events described herein. The Property Trustee, the Administrative Trustees and the Corporation may amend the Declaration without the consent of holders of Capital Securities to ensure that the Trust will be classified for United States Federal income tax purposes as a grantor trust, even if such action adversely affects the interests of such holders. See "Description of Exchange Securities Description of Exchange Capital Securities Removal of Issuer Trustees" and " Voting Rights; Amendment of the Declaration."

Consequences of a Failure to Exchange Original Capital Securities

    The Original Capital Securities have not been registered under the Securities Act or any state securities laws and therefore may not be offered, sold or otherwise transferred except in compliance with the registration requirements of the Securities Act and any other applicable securities laws, or pursuant to an exemption therefrom or in a transaction not subject thereto, and in each case in compliance with certain other conditions and restrictions. Original Capital Securities which remain outstanding after consummation of the Exchange Offer will continue to bear a legend reflecting such restrictions on transfer. In addition, upon consummation of the Exchange Offer, holders of Original Capital Securities which remain outstanding will not be entitled to any rights to have such Original Capital Securities registered under the Securities Act or to any similar rights under the Registration Agreement (subject to certain limited exceptions). The Corporation and the Trust do not intend to register under the Securities Act any Original Capital Securities which remain outstanding after consummation of the Exchange Offer (subject to such limited exceptions, if applicable). To the extent that Original Capital Securities are tendered and accepted in the Exchange Offer, a holder s ability to sell untendered Original Capital Securities could be adversely affected.

    The Exchange Capital Securities and any Original Capital Securities which remain outstanding after consummation of the Exchange Offer will vote together as a single class for purposes of determining whether holders of the requisite percentage in outstanding Liquidation Amount thereof have taken certain actions or exercised certain rights under the Declaration. See "Description of Exchange Securities Description of Exchange Capital Securities Voting Rights; Amendment of the Declaration."

    The Original Capital Securities provide, among other things, that, if a registration statement relating to the Exchange Offer has not been filed by August 16, 1997 or has not been declared effective by September 15, 1997, then the Distribution rate borne by the Original Capital Securities, commencing on the day after the registration statement was required to be filed or become effective as the case may be, will increase by 0.25% per annum until the Exchange Offer is consummated. Upon consummation of the Exchange Offer, holders of Original Capital Securities will not be entitled to any increase in the Distribution rate thereon or any further registration rights under the Registration Agreement, except under limited circumstances. See "Description of Original Securities."

Absence of Public Market

    The Original Capital Securities were issued to, and the Corporation believes such securities are currently owned by, a relatively small number of beneficial owners. The Original Capital Securities have not been registered under the Securities Act and will be subject to restrictions on transferability if they are not exchanged for the Exchange Capital Securities. Although the Exchange Capital Securities may be resold or otherwise transferred by the holders (who are not affiliates of the Corporation or the Trust) without compliance with the registration requirements under the Securities Act, they will constitute a new issue of securities with no established trading market. Capital Securities may be transferred by the holders thereof only in blocks having a Liquidation Amount of not less than $100,000 (100 Capital Securities).

    The Corporation and the Trust have been advised by Lehma
Brothers Inc, Montgomery Securities, Smith Barney Inc., and Ryan, Beck & Co., Inc., (the "Initial Purchasers") that the Initial Purchasers presently intend to make a market in the Exchange Capital Securities. However, the Initial Purchasers are not obligated to do so and any market-making activity with respect to the Exchange Capital Securities may be discontinued at any time without notice.
In addition, such market-making activity will be subject to the limits imposed by the Securities Act and the Exchange Act and may be limited during the Exchange Offer. Accordingly, no assurance can be given that an active public or other market will develop for the Exchange Capital Securities or the Original Capital Securities, or as to the liquidity of or the trading market for the Exchange Capital Securities or the Original Capital Securities. If an active public market does not develop, the market price and liquidity of the Exchange Capital Securities may be adversely affected.

    If a public trading market develops for the Exchange Capital Securities, future trading prices will depend on many factors, including, among other things, prevailing interest rates, the financial condition of the Corporation and the market for similar securities. Depending on these and other factors, the Exchange Capital Securities may trade at a discount to the purchase price paid by the holder.

    Notwithstanding the registration of the Exchange Capital Securities in the Exchange Offer, holders who are "affiliates" (as defined under Rule 405 of the Securities Act) of the Corporation or the Trust may publicly offer for sale or resell the Exchange Capital Securities only in compliance with the provisions of Rule 144 under the Securities Act.

    Each broker-dealer that receives Exchange Capital Securities for its own account in exchange for Original Capital Securities, where such Original Capital Securities were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Capital Securities. See "Plan of Distribution."

Exchange Offer Procedures

    Except with respect to holders tendering Original Capital Securities through the Automated Tender Offer Program of DTC ("ATOP"), issuance of the Exchange Capital Securities in exchange for Original Capital Securities pursuant to the Exchange Offer will be made only after a timely receipt by the Trust of such Original Capital Securities, a properly completed and duly executed Letter of Transmittal and all other required documents. Therefore, holders of the Original Capital Securities desiring to tender such Original Capital Securities in exchange for Exchange Capital Securities should allow sufficient time to ensure timely delivery. Neither the Corporation nor the Trust is under any duty to give notification of defects or irregularities with respect to the tenders of Original Capital Securities for exchange.

           RATIOS OF EARNINGS TO FIXED CHARGES

The following table sets forth the ratios of earnings to fixed charges of the Corporation for the respective periods indicated.

                        Three Months
                        Ended    Years Ended December 31,
                        March 31,
         1997 1996        1995   1994     1993    1992

Ratios of Earnings
  to Fixed Charges:

  Excluding interest
    on deposits   128.27% 138.04%         183.06% 203.16%    234.19%   258.44%


  Including interest
    on deposits   114.33% 117.88%         126.74% 137.57%    136.56%   125.53%


    For purposes of computing the ratios of earnings to fixed charges, earnings represent net income (loss) before extraordinary items and cumulative effect of changes in accounting principles plus applicable income taxes and fixed charges. Fixed charges, excluding interest on deposits, include gross interest expense (other than on deposits) and the proportion deemed representative of the interest factor of rent expense, net of income from subleases. Fixed charges, including gross interest on deposits, include all interest expense and the proportion deemed representative of the interest factor of rent expense, net of income from subleases.



                SOVEREIGN CAPITAL TRUST I

    The Trust is a statutory business trust formed under Delaware law pursuant to (i) the original declaration of trust executed by the Corporation, as Sponsor, The Bank of New York (Delaware), as Delaware Trustee, and the Administrative Trustees named therein, which original declaration of trust was amended and restated and executed by the Corporation, as Sponsor, The Bank of New York, as Property Trustee, The Bank of New York (Delaware), as Delaware Trustee, and the Administrative Trustees named therein (the "Declaration"), and
(ii) the filing of a certificate of trust with the Delaware Secretary of State on March 11, 1997. The Trust exists for the exclusive purposes of (i) issuing and selling the Trust Securities, (ii) using the proceeds from the sale of the Trust Securities to acquire the Junior Subordinated Debentures and (iii) engaging in only those other activities necessary, advisable or incidental thereto (such as registering the transfer of the Capital Securities). Accordingly, the Junior Subordinated Debentures are the sole assets of the Trust, and payments under the Junior Subordinated Debentures are the sole revenues of the Trust. All of the Common Securities are owned directly or indirectly by the Corporation. The Common Securities will rank pari passu, and payments are and will be made thereon pro rata, with the Capital Securities, except that upon the occurrence and continuance of an Event of Default under the Declaration resulting from a Debenture Event of Default, the rights of the Corporation as holder of the Common Securities to payment in respect of Distributions and payments upon liquidation, redemption or otherwise will be subordinated to the rights of the holders of the Capital Securities. See "Description of Exchange
Securities Description of Exchange Capital Securities Subordination of Common Securities." The Corporation has acquired Common Securities in an aggregate Liquidation Amount equal to 3% of the total capital of the Trust. The Trust has a term of 31 years, but may terminate earlier as provided in the Declaration. The Trust s business and affairs are conducted by its trustees, each appointed by the Corporation as holder of the Common Securities. The trustees for the Trust will be The Bank of New York, as the Property Trustee, The Bank of New York (Delaware), as the Delaware Trustee, and four individual trustees as Administrative Trustees who are employees or officers of or affiliated with the Corporation (collectively, the "Issuer Trustees"). The Bank ofNew York, as Property Trustee, currently acts as sole indenture trustee under the Declaration. The Bank of New York also acts as trustee under the Exchange Guarantee and the Indenture. See " Description of Exchange Junior Subordinated Debentures" and " Description of Exchange Guarantee." The holder of the Common Securities of the Trust, or the holders of a majority in Liquidation Amount of the Capital Securities if an Event of Default under the Declaration resulting from a Debenture Event of Default has occurred and is continuing, is entitled to appoint, remove or replace the Property Trustee and/or Delaware Trustee. In no event do the holders of the Capital Securities have the right to vote to appoint, remove or replace the Administrative Trustees; such voting rights are vested exclusively in the holder of the Common Securities. The duties and obligations of each Issuer Trustee are governed by the Declaration. Pursuant to the expense provisions under the Indenture, the Corporation, as issuer of the Junior Subordinated Debentures, has and will continue to pay all fees and expenses related to the Trust and the offering of the Capital Securities and has and will continue to pay, directly or indirectly, all ongoing costs, expenses and liabilities of the Trust. See " Description of Exchange Capital Securities Expenses and Taxes." The principal executive office of the Trust is Sovereign Bancorp, Inc., 1130 Berkshire Boulevard, Wyomissing, Pennsylvania 19610. Telephone inquiries may be directed to Linda Hagginbothom at (610) 320-8400.

                        SOVEREIGN

General

    The Corporation is the holding company for Sovereign Bank, a federal savings bank (the "Bank"). At March 31, 1997, the Corporation and its subsidiaries had total consolidated assets, deposits and shareholders equity of approximately $10.3 billion, $5.7 billion and $510 million, respectively. The primary operating entity of the Corporation is Sovereign Bank. Sovereign Bank s primary business consists of attracting deposits from its network of 134 community banking offices, and originating residential mortgage loans and home equity lines of credit in the communities served by those offices. Those offices are located largely in the Pennsylvania counties of Berks, Lancaster, Bucks, Montgomery, Philadelphia, Lehigh and Northampton, the New Jersey counties of Essex, Mercer, Morris, Ocean, Monmouth, Sussex and Union, and New Castle County in Delaware.

    The principal executive offices of the Corporation are located at 1130 Berkshire Boulevard, Wyomissing, Pennsylvania 19610, and its telephone number is (610) 320-8400.

Acquisitions

The Corporation completed its acquisition of Bankers Corp. ("Bankers"), a New Jersey corporation and the holding company for Bankers Savings, a New Jersey savings bank ("Bankers Savings") on August 29, 1997. On that date, Bankers merged with and into the Corporation, with the Corporation surviving the merger, and Bankers Savings merged with and into the Bank. On the effective date of the merger, each outstanding share of Bankers common stock was automatically converted into 1.854 shares of common stock of the Corporation. The merger was treated as a pooling of interest for financial accounting purposes.

On June 30, 1997, Bankers had total unaudited consolidated assets, deposits, and stockholders equity of approximately $2.6 billion, $1.7 billion, and $204 million, respectively. Bankers Savings operated 15 branches located in Middlesex, Monmouth and Ocean Counties, New Jersey. In connection with the transaction, the Corporation recorded a one-time merger related charge of $19.6 million, after-tax, in the third quarter of 1997.

On September 19, 1997, the Bank completed the acqusition of certain assets of the former Automobile Finance Division (the "Division") of Fleet Financial Group, Inc. These assets consist principally of approximately $1.7 billion of indirect auto loans, dealer floor plan loans, and loans to automobile leasing companies. The Division has business relationships with over 2,000 automotive dealerships and serves approximately 225,000 customers throughout New Jersey, New York, and several New England states. The transaction was treated as a purchase for financial accounting purposes.


Sovereign is a legal entity separate and distinct from its subsidiaries. The ability of holders of debt and equity securities of Sovereign to benefit from the distribution of assets of any subsidiary upon the liquidation or reorganization of such subsidiary is subordinate to prior claims of creditors of the subsidiary (including depositors in the case of banking subsidiaries) except to the extent that a claim of Sovereign as a creditor may be recognized.

    There are various statutory and regulatory limitations on the extent to which present and future banking subsidiaries of Sovereign can finance or otherwise transfer funds to Sovereign or its nonbanking subsidiaries, whether in the form of loans, extensions of credit, investments or asset purchases.

    In addition, there are regulatory limitations on the payment of dividends directly or indirectly to Sovereign from its existing banking subsidiaries. Under applicable banking statutes, at March 31, 1997, the Bank could have declared additional dividends of approximately $113 million. However, Federal and state regulatory agencies also have the authority to further limit further payment of dividends by the Bank based on other factors, such as the maintenance of adequate capital by the Bank, which could reduce the amount of dividends otherwise payable.

        SELECTED HISTORICAL FINANCIAL INFORMATION

    The following unaudited consolidated summary sets forth selected financial data for Sovereign and its subsidiaries for the quarters ended March 31, 1996 and 1997, and for each of the years in the five-year period ending December 31, 1996. The following summary should be read in conjunction with the financial information incorporated herein by reference to other documents. See
"Incorporation of Certain Documents by Reference."

Balance Sheet
  Data
                                   At or for the Three Months
         Ended March 31,                                     Year Ended December 31,
                    1997     1996     1996      1995     1994     1993   1992(2)
                             (Dollars in thousands, except per share data)

Total assets $10,284,394        $9,008,377        $10,041,359         $8,715,307     $7,117,565     $5,353,536     $4,169,604
Loans          6,563,7175,425,0656,649,537 5,142,1404,800,4843,271,623 2,691,166
Allowance for
possible loan
  losses        (50,537) (39,997) (46,093)  (40,938) (42,640) (41,210)  (33,561)
Investment and
  mortgage-backed
  securities
  available-for-sale      559,599  394,075   494,997  901,308  104,767         0              0
Investment and
  mortgage-backed
  securities held-
  to-maturity  2,756,1052,701,7202,487,615 2,117,0621,855,3601,743,472 1,065,384
Deposits       5,736,5795,503,1415,606,333 5,606,8534,506,4833,615,119 3,389,460
Borrowings     3,733,7182,770,2413,862,194 2,553,7612,194,3251,372,780   433,437
Corporation-obligated
  mandatorily redeemable
  capital securities
  of subsidiary trust holding
  solely junior subordinated
  debentures of the
  Corporation     97,574        0        0         0        0        0         0
Shareholders  equity      510,286  481,463   508,839  468,617  341,873   293,300        251,909


Summary Statement of Operations

                            At or for the
                              Three Months
                           Ended March 31,                              Year Ended December 31,
                    1997     1996     1996      1995     1994     1993   1992(2)
                                  (Dollars in thousands, except per share data)

Total interest income    $175,060 $151,769  $665,489 $537,380 $389,076  $317,414       $235,910
Total interest
 expense         113,373   94,932  423,594   340,570  212,189  168,719   139,059
Net interest income        61,687   56,837   241,895  196,810  176,887   148,695         96,851
Provision for possible
 loan losses       8,700      800   11,416     2,650    5,992   11,090    12,757
Net interest income after
  provision for possible
  loan losses     52,987   56,037  230,479   194,160  170,895  137,605    84,094
Other income       7,367    8,328   44,163    32,197   18,704   19,372    14,846
Other expenses    44,102   36,792  171,075   135,280  109,870   95,825    64,033
Non-recurring SAIF
  assessment           0        0   27,818         0        0        0         0



Income before income taxes and
  cumulative effect of change in
  accounting principle     16,252   27,573    75,749   91,077   79,729    61,152         34,907
Income tax provision        7,045   10,387    29,935   30,671   29,830    23,013         14,553
Income before cumulative effect
  of change in accounting
  principle        9,207   17,186   45,814    60,406   49,899   38,139    20,354
Cumulative effect of change
  in accounting principle       0        0         0        0        0     4,800              0
Net income        $9,207  $17,186  $45,814   $60,406  $49,899  $42,939   $20,354
Net income applicable
to common stock   $7,645  $15,624  $39,564   $55,717  $49,899  $42,939   $20,354

Share Data (3)

Common shares outstanding
 at end of period
 (in thousands)   65,761   63,123   65,417    60,253   60,321   55,296    54,486
Preferred shares outstanding at
  end of period
  (in thousands)   2,000    2,000    2,000     2,000        0        0         0
Earnings per common and common
  equivalent share:
  Before cumulative effect
  of change in accounting
  principle        $0.12    $0.22    $0.59     $0.82    $0.74    $0.57     $0.40
  After cumulative effect
  of change in accounting
  principle        $0.12    $0.22    $0.59     $0.82    $0.74    $0.65     $0.40
Book value per common and common
  equivalent share at end of
  period(4)         6.56     6.41     6.57      6.49     5.67     5.30      4.62
Common share price at end of
  period              12   9-5/16 10-15/16    8-1/16    5-7/8        9     5-1/8
Dividends paid per
 common share      0.023    0.019    0.076     0.078    0.095    0.083     0.055
Dividend payout ratio      19.22%    8.67%    12.91%    9.53%   12.85%    14.54%         13.80%
Return on average assets     0.78     0.79      0.49     0.76     0.80      0.90           0.59
Return on average stockholders
equity             15.34    14.23     9.37     14.91    15.71    15.75      9.70
Equity to assets    4.96     5.34     5.07      5.38     4.80     5.48      6.04



(1)      The acquisitions of First State Financial Services, Inc. ("First State")
in February 1997, Valley Federal Savings ("Valley Federal") in November 1993, and
Charter Bancorp, Inc. ("Charter") in November 1994, were each accunted for as pooling-of-interests and, accordingly, the consolidated financial statements have been restated to include the accounts of First State, Valley Federal and Charter for all periods presented.
(2)      The acquisition of Harmonia Bancorp, Inc. ("Harmonia") was accounted for as a purchase at the close of business on December 31, 1992.  The Corporation s consolidated balance sheet at December 31, 1992 includes Harmonia.  Sovereign s 1992 consolidated results of operations do not include Harmonia s results.
(3)      All per share data have been adjusted to reflect all stock dividends and stock splits declared or effected through June 30, 1997.
(4)      Book value is calculated using equity divided by common shares and assuming conversion of all outstanding preferred shares.


                    CAPITALIZATION

 The following table sets forth the consolidated capitalization of Sovereign at March 31, 1997. The issuance of the Exchange Capital Securities in the Exchange Offer will have no effect on the capitalization of Sovereign. This table is based on, and is qualified in its entirety by, the historical consolidated financial statements of Sovereign, including the related notes thereto, which are included in documents incorporated by reference herein, and should be read in conjunction therewith.

                                         March 31, 1997
                     (in thousands)

                                                           Corporation
                                                       Historical

Long-term debt                    $946,867
Corporation-obligated mandatorily
  redeemable capital securities of
  subsidiary trust holding solely
  junior subordinated debentures
  of the Corporation(1)           97,574
Shareholders  equity:
  Preferred stock, 7,500,000 shares
    authorized, 2,000,000 shares
    issued and outstanding        96,446
Common stock, no par; 100,000,000
  shares authorized; 69,492,593 shares
    issued                             299,161
  Retained earnings                    145,993
  Net unrealized holding gain on
    securities, net of deferred taxes       1,926
  Treasury stock, at cost, 7,934 shares          (149)
  Unallocated common stock held by
    ESOP, at cost                      (33,091)
Total Shareholders  equity             510,286
Total capitalization                   $1,554,727
                                  ==========
________________

(1)    Reflects the issuance of the Original Capital Securities.  As
described herein, the sole assets of the Trust will be   approximately $103.1
 million of Junior Subordinated Debentures
(including the amounts attributable to the issuance of the Common Securities of the Trust), which will mature on April 1, 2027. The Corporation owns all of the Common Securities of the Trust. It is anticipated that the Trust will not be subject to the reporting requirements under the Securities Exchange Act of 1934.

                 ACCOUNTING TREATMENT

    The financial statements of the Trust are consolidated into the Corporation s consolidated financial statements, with the Capital Securities treated as minority interest and shown in the Corporation s consolidated balance sheet as "Corporation-Obligated Mandatorily Redeemable Securities of Subsidiary Trust Holding Solely Junior Subordinated Debentures of the Corporation." The financial statement footnotes in the Quarterly Report of the Corporation for the quarter ended March 31, 1997 reflect that the sole asset of the Trust is approximately $103.1 million principal amount of the Junior Subordinated Debentures, bearing interest at 9.00% and maturing on April 1, 2027. All future reports filed by the Corporation under the Exchange Act will present information regarding the Trust and other similar trusts in the manner described above.

                  THE EXCHANGE OFFER

Purpose of the Exchange Offer

    In connection with the sale of the Original Capital Securities, the Corporation and the Trust entered into the Registration Agreement with the Initial Purchasers, pursuant to which the Corporation and the Trust agreed to file and to use their reasonable efforts to cause to become effective with the Commission a registration statement with respect to the exchange of the Original Capital Securities for capital securities with terms identical in all material respects to the terms of the Original Capital Securities. A copy of the Registration Agreement has been filed as an Exhibit to the Registration Statement of which this Prospectus is a part.

    The Exchange Offer is being made to satisfy the contractual obligations of the Corporation and the Trust under the Registration Agreement. The form and terms of the Exchange Capital Securities are the same as the form and terms of the Original Capital Securities except that the Exchange Capital Securities have been registered under the Securities Act and will not be subject to certain restrictions on transfer applicable to the Original Capital Securities, and will not provide for any increase in the Distribution rate thereon. In that regard, the Original Capital Securities provide, among other things, that, if a registration statement relating to the Exchange Offer has not been filed by August 16, 1997 or has not been declared effective by September 15, 1997, then the Distribution rate borne by the Original Capital Securities, commencing on the day after the registration statement was required to be filed or become effective as the case may be, will increase by 0.25% per annum until the Exchange Offer is consummated. Upon consummation of the Exchange Offer, holders of Original Capital Securities will not be entitled to any increase in the Distribution rate thereon or any further registration rights under the Registration Agreement, except under limited circumstances. See "Risk
Factors Consequences of a Failure to Exchange Original Capital Securities" and "Description of Original Secuities."

    The Exchange Offer is not being made to, nor will the Trust accept tenders for exchange from, holders of Original Capital Securities in any jurisdiction in which the Exchange Offer or the acceptance thereof would not be in compliance with the securities or blue sky laws of such jurisdiction.

    Unless the context requires otherwise, the term "holder" with respect to the Exchange Offer means any person in whose name the Original Capital Securities are registered on the books of the Trust or any other person who has obtained a properly completed bond power from the registered holder, or any person whose Original Capital Securities are held of record by The Depository Trust Company ("DTC") who desires to deliver such Original Capital Securities by book-entry transfer at DTC.

    Pursuant to the Exchange Offer, the Corporation will exchange as soon as practicable after the date hereof the Original Guarantee for the Exchange Guarantee and the Original Junior Subordinated Debentures, in an amount corresponding to the Original Capital Securities accepted for exchange, for a like aggregate principal amount of the Exchange Junior Subordinated Debentures. The Exchange Guarantee and Exchange Junior Subordinated Debentures have been registered under the Securities Act.

Terms of the Exchange Offer

    The Trust hereby offers, upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal, to exchange up to $100,000,000 aggregate Liquidation Amount of Exchange Capital Securities for a like aggregate Liquidation Amount of Original Capital Securities properly tendered on or prior to the Expiration Date and not properly withdrawn in accordance with the procedures described below. The Trust will issue, promptly after the Expiration Date, an aggregate Liquidation Amount of up to $100,000,000 of Exchange Capital Securities in exchange for a like principal amount of outstanding Original Capital Securities tendered and accepted in connection with the Exchange Offer. Holders may tender their Original Capital Securities in whole or in part in a Liquidation Amount of not less than $100,000 (100 Capital Securities) or any integral multiple of $1,000 Liquidation Amount (one Capital Security) in excess thereof.

    The Exchange Offer is not conditioned upon any minimum
Liquidation Amount of Original Capital Securities being tendered.
As of the date of this Prospectus, $100,000,000 aggregate
Liquidation Amount of the Original Capital Securities is outstanding.

    Holders of Original Capital Securities do not have any appraisal or dissenters rights in connection with the Exchange Offer. Original Capital Securities which are not tendered for or are tendered but not accepted in connection with the Exchange Offer will remain outstanding and be entitled to the benefits of the Declaration, but will not be entitled to any further registration rights under the Registration Agreement, except under limited circumstances. See "Risk Factors Consequences of a Failure to Exchange Original Capital Securities" and "Description of Original Securities."

    If any tendered Original Capital Securities are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth herein or otherwise, certificates for any such unaccepted Original Capital Securities will be returned, without expense, to the tendering holder thereof promptly after the Expiration Date.

    Holders who tender Original Capital Securities in connection with the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Original Capital Securities in connection with the Exchange Offer. The Corporation will pay all charges and expenses, other than certain applicable taxes described below, in connection with the Exchange Offer. See " Fees and Expenses."

    NEITHER THE CORPORATION, THE BOARD OF DIRECTORS OF THE CORPORATION NOR ANY ISSUER TRUSTEE OF THE TRUST MAKES ANY RECOMMENDATION TO HOLDERS OF ORIGINAL CAPITAL SECURITIES AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING ALL ORANY PORTION OF THEIR ORIGINAL CAPITAL SECURITIES PURSUANT TO THE EXCHANGE OFFER. IN ADDITION, NO ONE HAS BEEN AUTHORIZED TO MAKE ANY SUCH RECOMMENDATION. HOLDERS OF ORIGINAL CAPITAL SECURITIES MUST MAKE THEIR OWN DECISIONS WHETHER TO TENDER PURSUANT TO THE EXCHANGE OFFER AND, IF SO, THE AGGREGATE AMOUNT OF ORIGINAL CAPITAL SECURITIES TO TENDER BASED ON SUCH HOLDERS OWN FINANCIAL POSITIONS AND REQUIREMENTS.

Expiration Date; Extensions; Amendments.

    The term "Expiration Date" means 5:00 p.m., New York City time, on November 25, 1997 unless the Exchange Offer is extended by the Corporation or the Trust (in which case the term
"Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended).

    The Corporation and the Trust expressly reserve the right in their sole and absolute discretion, subject to applicable law, at any time and from time to time, (i) to delay the acceptance of the Original Capital Securities for exchange, (ii) to terminate the Exchange Offer (whether or not any Original Capital Securities have theretofore been accepted for exchange) if the Trust determines, in its sole and absolute discretion, that any of the events or conditions referred to under " Conditions to the Exchange Offer" have occurred or exist or have not been satisfied,
(iii) to extend the Expiration Date of the Exchange Offer and retain all Original Capital Securities tendered pursuant to the Exchange Offer, subject, however, to the right of holders of Original Capital Securities to withdraw their tendered Original Capital Securities as described under " Withdrawal Rights," and
(iv) to waive any condition or otherwise amend the terms of the Exchange Offer in any respect. If the Exchange Offer is amended in a manner determined by the Corporation and the Trust to constitute a material change, or if the Corporation and the Trust waive a material condition of the Exchange Offer, the Corporation and the Trust will promptly disclose such amendment by means of a prospectus supplement that will be distributed to the holders of the Original Capital Securities, and the Corporation and the Trust will extend the Exchange Offer to the extent required by Rule 14e-1 under the Exchange Act.

    Any such delay in acceptance, extension, termination or amendment will be followed promptly by oral or written notice thereof to the Exchange Agent and by making a public announcement thereof, and such announcement in the case of an extension will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which the Corporation and the Trust may choose to make any public announcement and subject to applicable law, the Corporation and the Trust shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a release to an appropriate news agency.

Acceptance for Exchange and Issuance of Exchange Capital
Securities

    Upon the terms and subject to the conditions of the Exchange Offer, the Trust will exchange, and will issue to the Exchange Agent, promptly after the Expiration Date, Exchange Capital Securities for Original Capital Securities validly tendered and not withdrawn.

    In all cases, delivery of Exchange Capital Securities in exchange for Original Capital Securities tendered and accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of (i) the book-entry confirmation described below under "-- Procedures for Tendering Original Capital Securities -- Book-Entry Transfer" or
(ii) certificates representing such Original Capital Securities, the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, and any other documents required by the Letter of Transmittal.

    Subject to the terms and conditions of the Exchange Offer, the Trust will be deemed to have accepted or exchange, and thereby exchanged, Original Capital Securities validly tendered and not withdrawn as, if and when the Trust gives oral or written notice to the Exchange Agent of the Trust s acceptance of such Original Capital Securities for exchange pursuant to the Exchange Offer. The Exchange Agent will act as agent for the Trust for the purpose of receiving tenders of book-entry confirmations or certificates representing Original Capital Securities, Letters of Transmittal and related documents, and as agent for tendering holders for the purpose of receiving book-entry confirmations or certificates representing Original Capital Securities, Letters of Transmittal and related documents and transmitting Exchange Capital Securities to validly tendering holders. Such exchange will be made promptly after the Expiration Date. If for any reason whatsoever, acceptance for exchange or the exchange of any Original Capital Securities tendered pursuant to the Exchange Offer is delayed (whether before or after the Trust s acceptance for exchange of Original Capital Securities) or the Trust extends the Exchange Offer or is unable to accept for exchange or exchange Original Capital Securities tendered pursuant to the Exchange Offer, then, without prejudice to the Trust s rights set forth herein, the Exchange Agent may, nevertheless, on behalf of the Trust and subject to Rule 14e-1(c) under the Exchange Act, retain tendered Original Capital Securities and such Original Capital Securities may not be withdrawn except to the extent tendering holders are entitled to withdrawal rights as described under " Withdrawal Rights."

    Pursuant to the Letter of Transmittal, a holder of Original Capital Securities will warrant and agree in the Letter of Transmittal that it has full power and authority to tender, exchange, sell, assign and transfer Original Capital Securities, that the Trust will acquire good, marketable and unencumbered title to the tendered Original Capital Securities, free and clear of all liens, restrictions, charges and encumbrances, and the Original Capital Securities tendered for exchange are not subject to any adverse claims or proxies. The holder also will warrant and agree that it will, upon request, execute and deliver any additional documents deemed by the Trust or the Exchange Agent to be necessary or desirable to complete the exchange, sale, assignment, and transfer of the Original Capital Securities tendered pursuant to the Exchange Offer. Tendering holders of Original Capital Securities that use ATOP will, by so doing, acknowledge that they are bound by the terms of the Letter of Transmittal.

Procedures for Tendering Original Capital Securities

    Book-Entry Transfer. For purposes of the Exchange Offer, the Exchange Agent will establish an account with respect to the Original Capital Securities at DTC within two business days after the date of this Prospectus. Any tendering financial institution that is a participant in DTC s book-entry transfer facility system may make a book-entry delivery of the Original Capital Securities by causing DTC to transfer such Original Capital Securities into the Exchange Agent s account at DTC in accordance with DTC s ATOP procedures for transfers. Such holder of Original Capital Securities using ATOP should transmit its acceptance to DTC on or prior to the Expiration Date (or comply with the guaranteed delivery procedures set forth below). DTC will verify such acceptance, execute a book-entry transfer of the tendered Original Capital Securities into the Exchange Agent s account at DTC and then send to the Exchange Agent confirmation of such book-entry transfer, including an agent s message confirming that DTC has received an express acknowledgement from such holder that such holder has received and agrees to be bound by the Letter of Transmittal and that the Trust and the Corporation may enforce the Letter of Transmittal against such holder (a "book-entry confirmation").

    A beneficial owner of Original Capital Securities that are held by or registered in the name of a broker, dealer, commercial bank, trust company or other nominee or custodian is urged to contact such entity promptly if such beneficial owner wishes to paticipate in the Exchange Offer.

    Certificates. If the tender is not made through ATOP, certificates representing Original Capital Securities, as well as the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, and any other documents required by the Letter of Transmittal, must be received by the Exchange Agent at its address set forth under "-- Exchange Agent" on or prior to the Expiration Date in order for such tender to be effective (or the guaranteed delivery procedures set forth below must be complied with).

    If less than all of the Original Capital Securities are tendered, a tendering holder should fill in the amount of Original Capital Securities being tendered in the appropriate box on the Letter of Transmittal. The entire amount of Original Capital Securities delivered to the Exchange Agent will be deemed to have been tendered unless otherwise indicated.

    Signature Guarantees. Certificates for the Original Capital Securities need not be endorsed and signature guarantees on the Letter of Transmittal are unnecessary unless (a) a certificate for the Original Capital Securities is registered in a name other than that of the person surrendering the certificate or (b) such holder completes the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" in the Letter of Transmittal. In the case of (a) or (b) above, such certificates for Original Capital Securities must be duly endorsed or accompanied by a properly executed bond power, with the endorsement or signature on the bond power and on the Letter of Transmittal guaranteed by a firm or other entity identified in Rule 17Ad-15 under the Exchange Act as an "eligible guarantor institution," including (as such terms are defined therein): (i) a bank; (ii) a broker, dealer, municipal securities broker or dealer or government securities broker or dealer; (iii) a credit union; (iv) a national securities exchange, registered securities association or clearing agency; or
(v) a savings association that is a participant in a Securities Transfer Association (an "Eligible Institution"), unless surrendered on behalf of such Eligible Institution. See Instruction 1 to the Letter of Transmittal.

    Delivery. The method of delivery of the book-entry confirmation or certificates representing tendered Original Capital Securities, the Letter of Transmittal, and all other required documents is at the option and sole risk of the tendering holder, and delivery will be deemed made only when actually received by the Exchange Agent. If delivery is by mail, registered mail, return receipt requested, properly insured, or an overnight delivery service is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

    Notwithstanding any other provision hereof, the delivery of Exchange Capital Securities in exchange for Original Capital Securities tendered and accepted for exchange pursuant to the Exchange Offer will in all cases be made only after timely receipt by the Exchange Agent of (i) a book-entry confirmation with respect to such Original Capital Securities or (ii) certificates representing Original Capital Securities and a properly completed and duly executed Letter of Transmittal (or facsimile thereof), together with any required signature guarantees and any other documents required by the Letter of Transmittal. Accordingly, the delivery of Exchange Capital Securities might not be made to all tendering holders at the same time, and will depend upon when book-entry confirmations with respect to Original Capital Securities or certificates representing Original Capital Securities and other required documents are received by the Exchange Agent.

    Guaranteed Delivery. If a holder desires to tender Original Capital Securities pursuant to the Exchange Offer and the certificates for such Original Capital Securities are not immediately available or time will not permit all required documents to reach the Exchange Agent on or prior to the Expiration Date, or the procedure for book-entry transfer cannot be completed on a timely basis, such Original Capital Securities may nevertheless e tendered, provided that all of the following guaranteed delivery procedures are complied with:

    (1)  such tenders are made by or through an Eligible
Institution;

    (2) a properly completed and duly executed notice to the Exchange Agent guaranteeing delivery to the Exchange Agent of either certificates representing the Original Capital Securities or a book-entry confirmation in compliance with the requirements set forth herein (the "Notice of Guaranteed Delivery") substantially in the form accompanying the Letter of Transmittal, is received by the Exchange Agent, as provided below, on or prior to the Expiration Date;

    (3) (a) a book-entry confirmation or (b) the certificates representing all tendered Original Capital Securities, in proper form for transfer, together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees and any other documents required by the Letter of Transmittal, are, in any case, received by the Exchange Agent within three New York Stock Exchange trading days after the date of execution of such Notice of Guaranteed Delivery.

    The Notice of Guaranteed Delivery may be delivered by hand, or transmitted by facsimile or mail to the Exchange Agent and must include a guarantee by an Eligible Institution in the form set forth in such notice.

    The Trust s acceptance for exchange of Original Capital Securities tendered pursuant to any of the procedures described above will constitute a binding agreement between the tendering holder and the Trust upon the terms and subject to the conditions of the Exchange Offer.

    Determination of Validity. All questions as to the form of documents, validity, eligibility (including time of receipt) and acceptance for exchange of any tendered Original Capital Securities will be determined by the Corporation and the Trust, in their sole discretion, whose determination shall be final and binding on all parties. The Corporation and the Trust reserve the absolute right, in their sole and absolute discretion, to reject any and all tenders determined by them not to be in proper form or the acceptance of which, or exchange for, may, in the opinion of counsel to the Corporation and the Trust, be unlawful. The Corporation and the Trust also reserve the absolute right, subject to applicable law, to waive any of the conditions of the Exchange Offer as set forth under " Conditions to the Exchange Offer" or any condition or irregularity in any tender of Original Capital Securities of any particular holder whether or not similar conditions or irregularities are waived in the case of other holders.

    The interpretation by the Corporation and the Trust of the terms and conditions of the Exchange Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding. No tender of Original Capital Securities will be deemed to have been validly made until all irregularities with respect to such tender have been cured or waived. Neither the Corporation, the Trust, any affiliates or assigns of the Corporation or the Trust, the Exchange Agent nor any other person shall be under any duty to give any notification of any irregularities in tenders or incur any liability for failure to give any such notification.

    If any Letter of Transmittal, endorsement, bond power, power of attorney, or any other document required by the Letter of Transmittal is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, such person should so indicate when signing, and unless waived by the Corporation and the Trust, proper evidence satisfactory to the Corporation and the Trust, in their sole discretion, of such person s authority to so act must be submitted.





Resales of Exchange Capital Securities

    The Trust is making the Exchange Offer for the Exchange Capital Securities in reliance on the position of the staff of the Division of Corporation Finance of the Commission as set forth in certain interpretive letters addressed to third parties in other transactions. However, neither the Corpoation nor the Trust sought its own interpretive letter and there can be no assurance that the staff of the Division of Corporation Finance of the Commission would make a similar determination with respect to the Exchange Offer as it has in such interpretive letters to third parties. Based on these interpretations by the staff of the Division of Corporation Finance of the Commission, and subject to the two immediately following sentences, the Corporation and the Trust believe that Exchange Capital Securities issued pursuant to this Exchange Offer in exchange for Original Capital Securities may be offered for resale, resold and otherwise transferred by a holder thereof (other than a holder who is a broker-dealer) without further compliance with the registration and prospectus delivery requirements of the Securities Act, provided that such Exchange Capital Securities are acquired in the ordinary course of such holder s business and that such holder is not participating, and has no arrangement or understanding with any person to participate, in a distribution (within the meaning of the Securities Act) of such Exchange Capital Securities. However, any holder of Original Capital Securities who is an "affiliate" of the Corporation or the Trust or who intends to participate in the Exchange Offer for the purpose of distributing Exchange Capital Securities, or any broker-dealer who purchased Original Capital Securities from the Trust to resell pursuant to Rule 144A or any other available exemption under the Securities Act, (a) will not be able to rely on the interpretations of the staff of the Division of Corporation Finance of the Commission set forth in the above-mentioned interpretive letters, (b) will not be permitted or entitled to tender such Original Capital Securities in the Exchange Offer and (c) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or other transfer of such Original Capital Securities unless such sale is made pursuant to an exemption from such requirements. In addition, as described below, if any broker-dealer holds Original Capital Securities acquired for its own account as a result of market-making or other trading activities and exchanges such Original Capital Securities for Exchange Capital Securities, then such broker-dealer must deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of such Exchange Capital Securities.

    Each holder of Original Capital Securities who wishes to exchange Original Capital Securities for Exchange Capital Securities in the Exchange Offer will be required to represent that (i) it is not an "affiliate" of the Corporation or the Trust,
(ii) any Exchange Capital Securities to be received by it are being acquired in the ordinary course of its business, (iii) it has no arrangement or understanding with any person to participate in a distribution (within the meaning of the Securities Act) of such Exchange Capital Securities, and (iv) if such holder is not a broker-dealer, such holder is not engaged in, and does not intend to engage in, a distribution (within the meaning of the Securities
Act) of such Exchange Capital Securities. In addition, the Corporation and the Trust may require such holder, as a condition to such holder s eligibility to participate in the Exchange Offer, to furnish to the Corporation and the Trust (or an agent thereof) in writing information as to the number of "beneficial owners" (within the meaning of Rule 13d-3 under the Exchange Act) on behalf of whom such holder holds the Capital Securities to be exchanged in the Exchange Offer. Each broker-dealer that receives Exchange Capital Securities for its own account pursuant to the Exchange Offer must acknowledge that it acquired the Original Capital Securities for its own account as the result of market-making activities or other trading activities and must agree that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such Exchange Capital Securities. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" withinthe meaning of the Securities Act. Based on the position taken by the staff of the Division of Corporation Finance of the Commission in the interpretive letters referred to above, the Corporation and the Trust believe that Participating Broker-Dealers who acquired Original Capital Securities for their own accounts as a result of market-making activities or other trading activities may fulfill their prospectus delivery requirements with respect to the Exchange Capital Securities received upon exchange of such Original Capital Securities (other than Original Capital Securities which represent an unsold allotment from the initial sale of the Original Capital Securities) with a prospectus meeting the requirements of the Securities Act, which may be the prospectus prepared for an exchange offer so long as it contains a description of the plan of distribution with respect to the resale of such Exchange Capital Securities. Accordingly, this Prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer during the period referred to below in connection with resales of Exchange Capital Securities received in exchange for Original Capital Securities where such Original Capital Securities were acquired by such Participating Broker-Dealer for its own account as a result of market-making or other trading activities. Subject to certain provisions set forth in the Registration Agreement, the Corporation and the Trust have agreed that this Prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer in connection with resales of such Exchange Capital Securities for a period ending 180 days after the Expiration Date (subject to extension under certain limited circumstances described below) or, if earlier, when all such Exchange Capital Securities have been disposed of by such Participating Broker-Dealer. See "Plan of Distribution." However, a Participating Broker-Dealer who intends to use this Prospectus in connection with the resale of Exchange Capital Securities received in exchange for Original Capital Securities pursuant to the Exchange Offer must notify the Corporation or the Trust, or cause the Corporation or the Trust to be notified, on or prior to the Expiration Date, that it is a Participating Broker-Dealer. Such notice may be given in the space provided for that purpose in the Letter of Transmittal or may be delivered to the Exchange Agent at one of the addresses set forth herein under " Exchange Agent." Any Participating Broker-Dealer who is an "affiliate" of the Corporation or the Trust may not rely on such interpretive letters and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

    In that regard, each Participating Broker-Dealer who surrenders Original Capital Securities pursuant to the Exchange Offer will be deemed to have agreed, by execution of the Letter of Transmittal, that upon receipt of notice from the Corporation or the Trust of the occurrence of any event or the discovery of
(i) any fact which makes any statement contained or incorporated by reference in this Prospectus untrue in any material respect or
(ii) any fact which causes this Prospectus to omit to state a material fact necessary in order to make the statements contained or incorporated by reference herein, in light of the circumstances under which they were made, not misleading, or (iii) of the occurrence of certain other events specified in the Registration Agreement, such Participating Broker-Dealer will suspend the sale of Exchange Capital Securities (or the Exchange Guarantee or the Exchange Junior Subordinated Debentures, as applicable) pursuant to this Prospectus until the Corporation or the Trust has amended or supplemented this Prospectus to correct such misstatement or omission and has furnished copies of the amended or supplemented Prospectus to such Participating Broker-Dealer, or the Corporation or the Trust has given notice that the sale of the Exchange Capital Securities (or the Exchange Guarantee or the Exchange Junior Subordinated Debentures, as applicable) may be resumed, as the case may be. If the Corporation or the Trust gives such notie to suspend the sale of the Exchange Capital Securities (or the Exchange Guarantee or the Exchange Junior Subordinated Debentures, as applicable), it shall extend the 180-day period referred to above during which Participating Broker-Dealers are entitled to use this Prospectus in connection with the resale of Exchange Capital Securities by the number of days during the period from and including the date of the giving of such notice to and including the date when Participating Broker-Dealers shall have received copies of the amended or supplemented Prospectus necessary to permit resales of the Exchange Capital Securities or to and including the date on which the Corporation or the Trust has given notice that the sale of Exchange Capital Securities (or the Exchange Guarantee or the Exchange Junior Subordinated Debentures, as applicable) may be resumed, as the case may be.

Withdrawal Rights

    Except as otherwise provided herein, tenders of Original
Capital Securities may be withdrawn at any time on or prior to the Expiration Date.

    In order for a withdrawal to be effective, a written, telegraphic, telex or facsimile transmission of such notice of withdrawal must be timely received by the Exchange Agent at one of its addresses set forth under " Exchange Agent" on or prior to the Expiration Date. Any such notice of withdrawal must specify the name of the person who tendered the Original Capital Securities to be withdrawn, the aggregate principal amount of Original Capital Securities to be withdrawn, and (if certificates for such Original Capital Securities have been tendered) the name of the registered holder of the Original Capital Securities as set forth on the Original Capital Securities, if different from that of the person who tendered such Original Capital Securities. If certificates representing Original Capital Securities have been delivered or otherwise identified to the Exchange Agent, then prior to the physical release of such certificates, the tendering holder must submit the serial numbers shown on the particular Original Capital Securities to be withdrawn and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution, except in the case of Original Capital Securities tendered for the account of an Eligible Institution. If Original Capital Securities have been tendered pursuant to the procedures for book-entry transfer set forth in " Procedures for Tendering Original Capital Securities -- Book-Entry Transfer," the notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawal of Original Capital Securities. Withdrawals of tenders of Original Capital Securities may not be rescinded. Original Capital Securities properly withdrawn will not be deemed validly tendered for purposes of the Exchange Offer, but may be retendered at any subsequent time on or prior to the Expiration Date by following any of the procedures described above under " Procedures for Tendering Original Capital Securities."

    All questions as to the validity, form and eligibility (including time of receipt) of such withdrawal notices will be determined by the Trust, in its sole discretion, whose determination shall be final and binding on all parties. Neither the Corporation, the Trust, any affiliates or assigns of the Corporation or the Trust, the Exchange Agent nor any other person shall be under any duty to give any notification of any irregularities in any notice of withdrawal or incur any liability for failure to give any such notification. Any Original Capital Securities which have been tendered but which are withdrawn will be returned to the holder thereof promptly after withdrawal.

Distributions on Exchange Capital Securities

    Holders of Original Capital Securities whose Original
Capital Securities are accepted for exchange will not receive Distributions on such Original Capital Securities and will be deemed to have waived the right to receive any Distributions on such Original Capital Securities accumulated from and after October 1, 1997. Accordingly, holders of Exchange Capital Securities as of the record date for the payment of Distributions on April 1, 1998 will be entitled to receive Distributios accumulated from and after October 1, 1997.

Conditions to the Exchange Offer

    Notwithstanding any other provisions of the Exchange Offer, or any extension of the Exchange Offer, the Corporation and the Trust will not be required to accept for exchange, or to exchange, any Original Capital Securities for any Exchange Capital Securities, and, as described below, may terminate the Exchange Offer (whether or not any Original Capital Securities have theretofore been accepted for exchange) or may waive any conditions to or amend the Exchange Offer, if any of the following conditions have occurred or exists or have not been satisfied:

    (a) there shall occur a change in the current interpretation by the staff of the Commission which permits the Exchange Capital Securities issued pursuant to the Exchange Offer in exchange for Original Capital Securities to be offered for resale, resold and otherwise transferred by holders thereof (other than broker-dealers and any such holder which is an "affiliate" of the Corporation or the Trust within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Exchange Capital Securities are acquired in the ordinary course of such holders business and such holders have no arrangement or understanding with any person to participate in the distribution of such Exchange Capital Securities; or

    (b) any law, statute, rule or regulation shall have been adopted or enacted which, in the judgment of the Corporation or the Trust, would reasonably be expected to impair its ability to proceed with the Exchange Offer; or

    (c) a stop order shall have been issued by the Commission or any state securities authority suspending the effectiveness of the Registration Statement, or proceedings shall have been initiated or, to the knowledge of the Corporation or the Trust, threatened for that purpose, or any governmental approval has not been obtained, which approval the Corporation or the Trust shall, in its sole discretion, deem necessary for the consummation of the Exchange Offer as contemplated hereby, or

    (d) the Corporation determines in good faith (i) that there is a reasonable likelihood that, or a material uncertainty exists as to whether, consummation of the Exchange Offer would result in an adverse tax consequence to the Trust or the Corporation and (ii) that such condition exists on the October 30, 1997.

    If the Corporation or the Trust determines in its sole and absolute discretion that any of the foregoing events or conditions has occurred or exists or has not been satisfied, it may, subject to applicable law, terminate the Exchange Offer (whether or not any Original Capital Securities have theretofore been accepted for exchange) or may waive any such condition or otherwise amend the terms of the Exchange Offer in any respect. If such waiver or amendment constitutes a material change to the Exchange Offer, the Corporation or the Trust will promptly disclose such waiver or amendment by means of a prospectus supplement that will be distributed to the registered holders of the Original Capital Securities and will extend the Exchange Offer to the extent required by Rule 14e-1 under the Exchange Act.

Exchange Agent

    The Bank of New York has been appointed as Exchange Agent for the Exchange Offer. Delivery of the Letters of Transmittal and any other required documents, questions, requests for assistance, and requests for additional copies of this Prospectus or of the Letter of Transmittal should be directed to the Exchange Agent as follows:

           BY REGISTERED OR CERTIFIED MAIL:

                 The Bank of New York
             Floor 7E, 101 Barclay Street
               New York, New York  10286
    Attention:  Odell Romeo, Reorganization Section

                 Confirm By Telephone:
                    (212) 815-6337

               Facsimile Transmissions:
             (ELIGIBLE INSTITUTIONS ONLY)
                    (212) 815-6639

 Securities. Until such time, the Exchange Junior Subordinated Debentures will be registered in the name of the Trust and held by the Property Trustee. Should the Exchange Junior Subordinated Debentures be distributed to holders of the Trust Securities, beneficial interests in the Exchange Junior Subordinated Debentures will be shown on, and transfers thereof will be effected only through, records maintained by Participants in DTC.

    A global security shall be exchangeable for Exchange Junior Subordinated Debentures registered in the names of persons other than Cede & Co. only if (i) DTC notifies the Corporation that it is unwilling or unable to continue as a depositary for such global security and no successor depositary shall have been appointed, or if at any time DTC ceases to be a "clearing agency" registered under the Exchange Act, at a time when DTC is required to be so registered to act as such depositary, (ii) the Corporation in its sole discretion determines that such global security shall be so exchangeable, or (iii) there shall have occurred and be continuing a Debenture Event of Default. Any global security that is exchangeable pursuant to the preceding sentence shall be exchangeable for certificates registered in such names as DTC shall direct. It is expected that such instructions will be based upon directions received by DTC from its Participants with respect to ownership of beneficial interests in such global security. In the event that Exchange Junior Subordinated Debentures are issued in certificated form, such Exchange Junior Subordinated Debentures will be in minimum denominations of $100,000 and integral multiples of $1,000 in excess thereof and may be transferred or exchanged only in such minimum denominations and in the manner and at the offices described below.

    Payments on Exchange Junior Subordinated Debentures represented by a global security will be made to DTC, as the depositary for the Exchange Junior Subordinated Debentures. In the event Exchange Junior Subordinated Debentures are issued in certificated form, principal and interest will be payable, the transfer of the Exchange Junior Subordinated Debentures will be registrable, and Exchange Junior Subordinated Debentures will be exchangeable for Exchange Junior Subordinated Debentures of other denominations of a like aggregate principal amount, at the corporate office of the Debenture Trustee in New York, New York, or at the offices of any paying agent or transfer agent appointed by the Corporation, provided that payment of interest may be made at the option of the Corporation by check mailed to the address of the persons entitled thereto or by wire transfer. In addition, if the Exchange Junior Subordinated Debentures are issued in certificated form, the record dates for payment of interest will be the fifteenth day of the month preceding each Payment Date.

    For a description of DTC and the terms of the depositary arrangements relating to payments, transfers, voting rights, redemptions and other notices and other matters, see "Description of Exchange Securities Description of Exchange Capital
Securities Form, Denomination, Book-Entry Procedures and Transfer." If the Exchange Junior Subordinated Debentures are distributed to the holders of the Trust Securities upon the termination of the Trut, the form, denomination, book-entry and transfer procedures with respect to the Capital Securities as described under "Description of Exchange Securities Description of Exchange Capital Securities Form, Denomination, Book-Entry Procedures and Transfer," shall apply to the Exchange Junior Subordinated Debentures.

Payment and Paying Agents. Payment of principal of (and premium, if any) and any interest on Exchange Junior Subordinated Debentures will be made at the office of the Debenture Trustee in the City of New York or at the office of such Paying Agent or Paying Agents as the Corporation may designate from time to time, except that at the option of the Corporation payment of any interest may be made (except in the case of Exchange Junior Subordinated Debentures in global form), (i) by check mailed to the address of the Person entitled thereto as such address shall appear in the register for Exchange Junior Subordinated Debentures or (ii) by transfer to an account maintained by the person entitled thereto as specified in such register, provided that proper transfer instructions have been received by the relevant Record Date. Payment of any interest on any Exchange Junior Subordinated Debenture will be made to the person in whose name such Exchange Junior Subordinated Debenture is registered at the close of business on the Record Date for such interest, except in the case of defaulted interest. The Corporation may at any time designate additional Paying Agents or rescind the designation of any Paying Agent; however the Corporation will at all times be required to maintain a Paying Agent in each Place of Payment for the Exchange Junior Subordinated Debentures.

    Any moneys deposited with the Debenture Trustee or any Paying Agent, or then held by the Corporation in trust, for the payment of the principal of (and premium, if any) or interest on any Exchange Junior Subordinated Debenture and remaining unclaimed for two years after such principal (and premium, if any) or interest has become due and payable shall, at the request of the Corporation, be repaid to the Corporation and the holder of such Exchange Junior Subordinated Debenture shall thereafter look, as a general unsecured creditor, only to the Corporation for payment thereof.

Option to Extend Interest Payment Date. So long as no Debenture Event of Default has occurred and is continuing, the Corporation has the right under the Indenture at any time or from to time during the term of the Exchange Junior Subordinated Debentures to defer the payment of interest for a period not exceeding
10 consecutive semi-annual periods with respect to each Extension Period; provided, however, that no Extension Period shall end on a date other than an Interest Payment Date or extend beyond the Stated Maturity Date. At the end of an Extension Period, the Corporation must pay all interest then accrued and unpaid (together with interest thereon at the annual rate of 9.00%, compounded semi-annually from the relevant Interest Payment Date, to the extent permitted by applicable law). During an Extension Period, interest will continue to accrue and holders of Exchange Junior Subordinated Debentures (and holders of the Exchange Capital Securities while Exchange Capital Securities are outstanding) will be required to accrue such deferred interest income for United States federal income tax purposes prior to receipt of the cash attributable to such income. See "Certain United States Federal Income Tax Consequences Interest Income and Original Issue Discount."

    During any Extension Period, the Corporation may not
(i) declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of the Corporation s capital stock (which includes common and preferred stock), (ii) make any payment of principal, interest or premium, if any, on or repay, repurchase or redeem any debt securities of the Corporation (including any Other Debentures) that rank pari passu with or junior in right of payment to the Exchange Junior Subordinated Debentures or (iii) make any guarantee payments with respect to any guarantee by the Corporation of the debt securities of any subsiiary of the Corporation (including any Other Guarantees) if such guarantee ranks pari passu with or junior in right of payment to the Exchange Junior Subordinated Debentures (other than (a) dividends or distributions in shares of, or options, warrants, or rights to subscribe for or purchase shares of, common stock of the Corporation, (b) any declaration of a dividend in connection with the implementation of a stockholders rights plan, or the issuance of stock under any such plan in the future, or the redemption or repurchase of any such rights pursuant thereto, (c) payments under the Guarantee, (d) purchases of common stock related to the issuance of common stock or rights under any of the Corporation s benefit plans for its directors, officers or employees or any of the Corporation s dividend reinvestment plans, (e) as a result of a reclassification of the Corporation s capital stock or the exchange or conversion of one class or series of the Corporation s capital stock for another class or series of the Corporation s capital stock, and (f) the purchase of fractional interests in shares of the Corporation s capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged).

    Prior to the termination of any Extension Period, the Corporation may further extend such Extension Period, provided that such extension does not cause such Extension Period to exceed 10 consecutive semi-annual periods, end on a date other than an Interest Payment Date or extend beyond the Stated Maturity Date. Upon the termination of any Extension Period and the payment of all amounts then due on any Interest Payment Date, the Corporation may elect to begin a new Extension Period, subject to the above requirements. No interest shall be due and payable during an Extension Period, except at the end thereof. The Corporation must give the Property Trustee, the Administrative Trustees and the Debenture Trustee notice of its election of any Extension Period (or an extension thereof) at least five Business Days prior to the earlier of (i) the date the Distributions on the Trust Securities would have been payable except for the election to begin or extend such Extension Period or (ii) the date the Administrative Trustees are required to give notice to any securities exchange or to holders of Exchange Capital Securities of the Record Date for the date such Distributions are payable, but in any event not less than five Business Days prior to such Record Date. The Debenture Trustee shall give notice of the Corporation s election to begin or extend a new Extension Period to the holders of the Capital Securities. There is no limitation on the number of times that the Corporation may elect to begin an Extension Period.

Optional Prepayment. The Exchange Junior Subordinated Debentures will be prepayable, in whole or in part, at the option of the Corporation on or after April 1, 2007, subject to the Corporation having received any required regulatory approval, at a prepayment price (the "Optional Prepayment Price") equal to the percentage of the outstanding principal amount of the Exchange Junior Subordinated Debentures specified below, plus, in each case, accrued interest thereon to but excluding the date fixed for prepayment if redeemed during the 12-month period beginning
April 1 of the years listed below:

                                 Year                      Percentage

            2007                       103.8750%
            2008                       103.4875%
            2009                       103.1000%
            2010                       102.7125%
            2011                       102.3250%
            2012                       101.9375%
            2013                       101.5500%
            2014                       100.1625%
            2015                       100.7750%
            2016                       100.3875%
            2017                       100.0000%

Special Event Prepayment. If, prior to April 1, 2007, a Special Event shall occur and be continuing, the Corporation may, at its option and subject to receipt of any required regulatory approval, prepay the Exchange Junior Subordinated Debentures in whole (but not in part) at any time within 90 days after the occurrence of such Special Event, at a prepayment price (the "Special Event Prepayment Price") equal to the greater of (i) 100% of the principal amount of such Exchange Junior Subordinated Debentures or (ii) the sum, as determined by a Quotation Agent, of the present values of the principal amount and premium payable with respect to an optional redemption of such Exchange Junior Subordinated Debentures on April 1, 2007, together with scheduled payments of interest on the Exchange Junior Subordinated Debentures from the prepayment date to and including April 1, 2007, discounted to the prepayment date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate, plus, in each case, accrued but unpaid interest thereon to the date of prepayment. See " Description of Exchange Capital Securities Liquidation of the Trust and Distribution of Junior Subordinated Debentures."

    "Special Event" means a Tax Event or a Regulatory Capital
Event (as defined below), as the case may be.

    "Tax Event" means the receipt by the Corporation and the Trust of an opinion of counsel experienced in such matters to the effect that, as a result of any amendment to, or change (including any announced prospective change) in, the laws or any regulations thereunder of the United States or any political subdivision or taxing authority thereof or therein, or as a result of any official administrative pronouncement or judicial decision interpreting or applying such laws or regulations, which amendment or change is effective or such pronouncement or decision is announced on or after March 19, 1997, there is more than an insubstantial risk that (i) the Trust is, or will be within 90 days of the date of such opinion, subject to United States federal income tax with respect to income received or accrued on the Exchange Junior Subordinated Debentures, (ii) interest payable by the Corporation on the Exchange Junior Subordinated Debentures is not, or within 90 days of the date of such opinion, will not be, deductible by the Corporation, in whole or in part, for United States federal income tax purposes, or (iii) the Trust is, or will be within 90 days of the date of such opinion, subject to more than a de minimis amount of other taxes, duties or other governmental charges.

    A "Regulatory Capital Event" means that the Corporation shall have become, or pursuant to law or regulation will become within 180 days, subject to capital requirements under which, in the written opinion of independent bank regulatory counsel experienced in such matters, the Capital Securities would not constitute Tier 1 Capital applied as if the Corporation (or its successor) were a bank holding company (as that concept is used in the guidelines or regulations issued by the Board of Governors of the Federal Reserve System as of March 19, 1997) or its then equivalent ("Tier 1 Capital").

    "Adjusted Treasury Rate" means, with respect to any prepayment date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such prepayment date, plus (i) 1.85% if such prepayment date occurs on or prior to April 1, 1998 and (ii) 0.50% in all other cases.

    "Comparable Treasury Issue" means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term of the Exchange Junior ubordinated Debt Debentures to be prepaid that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Exchange Junior Subordinated Debentures.

    "Quotation Agent" means the Reference Treasury Dealer appointed by the Corporation. "Reference Treasury Dealer" means:
a nationally recognized U.S. Government Securities Dealer in New
York City selected by the Corporation.

    "Comparable Treasury Price" means, with respect to any prepayment date, (i) the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third Business Day preceding such prepayment date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated "Composite
3:30 p.m. Quotations for U.S. Government Securities" or (ii) if such release (or any successor release) is not published or does not contain such prices on such Business Day, (A) the average of Reference Treasury Dealer Quotations for such prepayment date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or (B) if the Debenture Trustee obtains fewer than three such Reference Treasury Dealer Quotations, the average of all such quotations.

    "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any prepayment date, the average, as determined by the Debenture Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Debenture Trustee by such Reference Treasury Dealer at
5:00 p.m., New York City time, on the third Business Day preceding such prepayment date.

    "Additional Sums" means the additional amounts as may be necessary in order that the amount of Distributions then due and payable by the Trust on the outstanding Capital Securities and Common Securities shall not be reduced as a result of any such additional taxes, duties or other governmental charges to which the Trust has become subject as a result of a Tax Event.

    Notice of any prepayment will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of Exchange Junior Subordinated Debentures to be prepaid at its registered address. Unless the Corporation defaults in payment of the prepayment price, on and after the prepayment date interest ceases to accrue on such Exchange Junior Subordinated Debentures called for prepayment.

    If the Trust is required to pay any additional taxes, duties or other governmental charges as a result of a Tax Event, the Corporation will pay as additional amounts on the Exchange Junior
Subordinated Debentures the Additional Sums.

Restrictions on Certain Payments. The Corporation will also covenant that it will not (i) declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of the Corporation s capital stock (which includes common and preferred stock),
(ii) make any payment of principal, interest or premium, if any, on or repay or repurchase or redeem any debt securities of the Corporation (including Other Debentures) that rank pari passu with or junior in right of payment to the Exchange Junior Subordinated Debentures or (iii) make any guarantee payments with respect to any guarantee by the Corporation of the debt securities of any subsidiary of the Corporation (including under Other Guarantees) if such guarantee ranks pari passu with or junior in right of payment to the Exchange Junior Subordinated Debentures (other than
(a) dividends or distributions in shares of, or options, warrants, or rights to subscribe for or purchase shares of, common stock of the Corporation, (b) any declaration of a dividend in connection with the implementation of a stockholders rights plan, or the issuance of stock under any such plan in the future, or the redemption or repurchase of any such rights pursuant thereto,
(c) payments under the Guarantee,(d) purchases of common stock related to the issuance of common stock or rights under any of the Corporation s benefit plans for its directors, officers, or employees or any of the Corporation s dividend reinvestment plans,
(e) as a result of a reclassification of the Corporation s capital stock or the exchange or conversion of one class or series of the Corporation s capital stock for another class or series of the Corporation s capital stock or (f) the purchase of fractional interests in shares of the Corporation s capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged), if at such time (1) there shall have occurred any event of which the Corporation has actual knowledge that (a) is, or with the giving of notice or lapse of time, or both, would be a Debenture Event of Default, and (b) in respect of which the Corporation shall not have taken reasonable steps to cure, (2) if such Exchange Junior Subordinated Debentures are held by the Trust, the Corporation shall be in default with respect to its payment of any obligations under the Exchange Guarantee, or (3) the Corporation shall have given notice of its election of an Extension Period as provided in the Indenture and shall not have rescinded such notice, and such Extension Period, or any extension thereof, shall be continuing.

    For so long as the Trust Securities remain outstanding, the Corporation will covenant (i) to directly or indirectly maintain 100% direct or indirect ownership of the Common Securities of the Trust; provided, however, that any permitted successor of the Corporation under the Indenture may succeed to the Corporation s ownership of such Common Securities, (ii) not to cause, as Sponsor of the Trust, or to permit, as holder of the Common Securities, the dissolution, winding-up or termination of the Trust, except in connection with a distribution of the Exchange Junior Subordinated Debentures as provided in the Declaration and in connection with certain mergers, consolidations or amalgamations and (iii) to use its reasonable efforts to cause the Trust (a) to remain a business trust, except in connection with the distribution of Exchange Junior Subordinated Debentures to the holders of Trust Securities in liquidation of the Trust, the redemption of all of the Trust Securities of the Trust, or certain mergers, consolidations or amalgamations, each as permitted by the Declaration, and (b) to otherwise continue to be classified as a grantor trust for United States federal income tax purposes.

Modification of Indenture. From time to time the Corporation and the Debenture Trustee may, without the consent of the holders of Exchange Junior Subordinated Debentures, amend, waive or supplement the Indenture for specified purposes, including, among other things, curing ambiguities, defects or inconsistencies (provided that any such action does not materially adversely affect the interest of the holders of Exchange Junior Subordinated Debentures) and qualifying, or maintaining the qualification of, the Indenture under the Trust Indenture Act. The Indenture contains provisions permitting the Corporation and the Debenture Trustee, with the consent of the holders of a majority in principal amount of Exchange Junior Subordinated Debentures, to modify the Indenture in a manner affecting the rights of the holders of Exchange Junior Subordinated Debentures; provided, that no such modification may, without the consent of the holder of each outstanding Exchange Junior Subordinated Debenture so affected, (i) change the Stated Maturity, or reduce the principal amount of the Exchange Junior Subordinated Debentures, or reduce the rate or extend the time of payment of interest thereon except pursuant to the Corporation s right under the Indenture to defer the payment of interest as provided therein (see "--Option to Extend Interest Payment Date") or (ii) reduce the percentage of principal amount of Exchange Junior Subordinated Debentures, the holders of which are required to consent to any such modification of the Indenture.

    In addition, the Corporation and the Debenture Trustee may execute, without the consent of any holder of Exchange Junior
Subordinated Debentres, any supplemental Indenture for the purpose of creating any Other Debentures.

Debenture Events of Default. The Indenture provides that any one or more of the following described events with respect to the Exchange Junior Subordinated Debentures that has occurred and is continuing constitutes a "Debenture Event of Default" (whatever the reason for such Debenture Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

(i) failure for 30 days to pay any interest on the Exchange Junior Subordinated Debentures or any Other Debentures when due (subject to the deferral of any due date in the case of an Extension
Period); or

(ii) failure to pay any principal or premium, if any, on the Exchange Junior Subordinated Debentures or any Other Debentures when due, whether at maturity, upon redemption, by declaration of acceleration of maturity or otherwise; or

(iii   failure to observe or perform in any material respect certain other covenants contained in the Indenture for 90 days after written notice to the Corporation from the Debenture Trustee or the holders of at least 25% in aggregate outstanding principal amount of the Exchange Junior Subordinated Debentures; or

(iv) certain events in bankruptcy, insolvency or reorganization of the Corporation.

    The holders of a majority in aggregate outstanding principal amount of the Exchange Junior Subordinated Debentures have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Debenture Trustee. The Debenture Trustee or the holders of not less than 25% in aggregate outstanding principal amount of the Exchange Junior Subordinated Debentures may declare the principal due and payable immediately upon a Debenture Event of Default. The holders of a majority in aggregate outstanding principal amount of the Exchange Junior Subordinated Debentures may annul such declaration and waive the default if the default (other than the non-payment of the principal of the Exchange Junior Subordinated Debentures which has become due solely by such acceleration) has been cured and a sum sufficient to pay all matured installments of interest and principal due otherwise than by acceleration has been deposited with the Debenture Trustee.

    The holders of a majority in aggregate outstanding principal amount of the Exchange Junior Subordinated Debentures affected thereby may, on behalf of the holders of all the Exchange Junior Subordinated Debentures, waive any past default, except a default in the payment of principal of (or premium, if any) or interest (unless such default has been cured and a sum sufficient to pay all matured installments of interest (and premium, if any) and principal due otherwise than by acceleration has been deposited with the Debenture Trustee) or a default in respect of a covenant or provision which under the Indenture cannot be modified or amended without the consent of the holder of each outstanding Exchange Junior Subordinated Debenture. The Corporation is required to file annually with the Debenture Trustee a certificate as to whether or not the Corporation is in compliance with all the conditions and covenants applicable to it under the Indenture.

Enforcement of Certain Rights by Holders of Exchange Capital Securities. If a Debenture Event of Default has occurred and is continuing and such event is attribuable to the failure of the Corporation to pay interest (or premium, if any) on or principal of the Exchange Junior Subordinated Debentures on the due date, a holder of Exchange Capital Securities may institute a Direct Action. The Corporation may not amend the Indenture to remove the foregoing right to bring a Direct Action without the prior written consent of the holders of all of the Exchange Capital Securities. Notwithstanding any payments made to a holder of Exchange Capital Securities by the Corporation in connection with a Direct Action, the Corporation shall remain obligated to pay the principal of (or premium, if any) or interest on the Exchange Junior Subordinated Debentures, and the Corporation shall be subrogated to the rights of the holder of such Capital Securities with respect to payments on the Exchange Capital Securities to the extent of any payments made by the Corporation to such holder in any Direct Action.

    The holders of the Exchange Capital Securities will not be able to exercise directly any remedies, other than those set forth in the preceding paragraph, available to the holders of the Exchange Junior Subordinated Debentures unless there shall have been an Event of Default under the Declaration. See " Description of Exchange Capital Securities Events of Default; Notice."

Consolidation, Merger, Sale of Assets and Other Transactions. The Indenture provides that the Corporation shall not consolidate with or merge into any other Person or convey, transfer or lease its properties and assets as an entirety or substantially as an entirety to any Person, and no Person shall consolidate with or merge into the Corporation or convey, transfer or lease its properties and assets as an entirety or substantially as an entirety to the Corporation, unless (i) in case the Corporation consolidates with or merges into another Person or conveys or transfers its properties and assets substantially as an entirety to any Person, the successor Person is organized under the laws of the United States or any state or the District of Columbia, and such successor Person expressly assumes the Corporation s obligations on the Exchange Junior Subordinated Debentures;
(ii) immediately after giving effect thereto, no Debenture Event of Default, and no event which, after notice or lapse of time or both, would become a Debenture Event of Default, shall have occurred and be continuing; and (iii) certain other conditions as prescribed in the Indenture are met.

    The general provisions of the Indenture do not afford holders of the Exchange Junior Subordinated Debentures protection in the event of a highly leveraged or other transaction involving the Corporation that may adversely affect holders of the Exchange
Junior Subordinated Debentures.

Satisfaction and Discharge. The Indenture provides that when, among other things, all Exchange Junior Subordinated Debentures not previously delivered to the Debenture Trustee for cancellation
(i) have become due and payable or (ii) will become due and payable at maturity within one year, and the Corporation deposits or causes to be deposited with the Debenture Trustee funds, in trust, for the purpose and in an amount sufficient to pay and discharge the entire indebtedness on the Exchange Junior Subordinated Debentures not previously delivered to the Debenture Trustee for cancellation, for the principal (and premium, if any) and interest to the date of the deposit or to the Stated Maturity Date, as the case may be, then the Indenture will cease to be of further effect (except as to the Corporation s obligations to pay all other sums due pursuant to the Indenture and to provide the officers certificates and opinions of counsel described therein), and the Corporation will be deemed to have satisfied and discharged the Indenture.

Subordination. In the Indenture, the Corporation has covenanted and agreed that any Exchange Junior Subordinated Debentures issued thereunder shall be subordinate and junior in right of payment to all Senior Indebtedness to the extent provided in the Indenture. Upon any payment or distribution of assets to creditors upon any liquidation, dissolution, winding-up, reorganization, assignment for the benefit of creditors, marshalig of assets or any bankruptcy, insolvency, debt restructuring or similar proceedings in connection with any insolvency or bankruptcy proceeding of the Corporation, the holders of Senior Indebtedness will first be entitled to receive payment in full of all Allocable Amounts (as defined below) in respect of such Senior Indebtedness before the holders of Exchange Junior Subordinated Debentures will be entitled to receive or retain any payment or distribution in respect thereof.
    In the event of the acceleration of the maturity of the Exchange Junior Subordinated Debentures, the holders of all Senior Indebtedness outstanding at the time of such acceleration will first be entitled to receive payment in full of all Allocable Amounts in respect of such Senior Indebtedness before the holders of the Exchange Junior Subordinated Debentures will be entitled to receive or retain any payment in respect of the Exchange Junior Subordinated Debentures.

    No payments on account of principal (or premium, if any) or interest, if any, in respect of the Exchange Junior Subordinated Debentures may be made if there shall have occurred and be continuing a default in any payment with respect to Senior Indebtedness, or an event of default with respect to any Senior Indebtedness resulting in the acceleration of the maturity thereof, or if any judicial proceeding shall be pending with respect to any such default.

    "Senior Indebtedness" shall mean all Indebtedness for Money Borrowed, whether outstanding on the date of execution of the Indenture or thereafter created, assumed or incurred, except Indebtedness Ranking on a Parity with the Exchange Junior Subordinated Debentures or Indebtedness Ranking Junior to the Exchange Junior Subordinated Debentures, and any deferrals, renewals or extensions of such Senior Indebtedness.

    "Allocable Amounts," when used with respect to any Senior Indebtedness, means all amounts due or to become due on such Senior Indebtedness less, if applicable, any amount which would have been paid to, and retained by, the holders of such Senior Indebtedness (whether as a result of the receipt of payments by the holders of such Senior Indebtedness from the Corporation or any other obligor thereon or from any holders of, or trustee in respect of, other indebtedness that is subordinate and junior in right of payment to such Senior Indebtedness pursuant to any provision of such indebtedness for the payment over of amounts received on account of such indebtedness to the holders of such Senior Indebtedness or otherwise) but for the fact that such Senior Indebtedness is subordinate or junior in right of payment to (or subject to a requirement that amounts received on Senior Indebtedness be paid over to obligees on) trade accounts payable or accrued liabilities arising in the ordinary course of business.

    "Indebtedness for Money Borrowed" shall mean any obligation of, or any obligation guaranteed by, the Corporation for the repayment of borrowed money, whether or not evidenced by bonds, debentures, notes or other written instruments.

    "Indebtedness Ranking on a Parity with the Exchange Junior Subordinated Debentures" shall mean (i) Indebtedness for Money Borrowed, whether outstanding on the date of execution of the Indenture or thereafter created, assumed or incurred, which specifically by its terms ranks equally with and not prior to the Exchange Junior Subordinated Debentures in the right of payment upon the happening of the dissolution or winding-up or liquidation or reorganization of the Corporation and (ii) all other debt securities, and guarantees in respect of those debt securities, issued to any other trust, partnership or other entity affiliated with the Corporation that is a financing vehicle of the Corporation (a "financing entity") in connection with the issuance by such financing entity of equity securities or other securities guaranteed by the Corporation pursuant to an instrument that ranks pari passu with our junior in right of payment to theGuarantee.

    "Indebtedness Ranking Junior to the Exchange Junior Subordinated Debentures" shall mean any Indebtedness for Money Borrowed, whether outstanding on the date of execution of the Indenture or thereafter created, assumed or incurred, which specifically by its terms ranks junior to and not equally with or prior to the Exchange Junior Subordinated Debentures (and any other Indebtedness Ranking on a Parity with the Exchange Junior Subordinated Debentures) in right of payment upon the happening of the dissolution or winding-up or liquidation or reorganization of the Corporation. The securing of any Indebtedness for Money Borrowed, otherwise constituting Indebtedness Ranking on a Parity with the Exchange Junior Subordinated Debentures or Indebtedness Ranking Junior to the Exchange Junior Subordinated Debentures, as the case may be, shall not be deemed to prevent such Indebtedness for Money Borrowed from constituting Indebtedness Ranking on a Parity with the Exchange Junior Subordinated Debentures or Indebtedness Ranking Junior to the Exchange Junior Subordinated Debentures, as the case may be.

    The Corporation is a non-operating holding company and almost all of the operating assets of the Corporation are owned by the Corporation s subsidiaries. The Corporation relies primarily on dividends from such subsidiaries to meet its obligations for payment of principal and interest on its outstanding debt obligations and corporate expenses. The Corporation is a legal entity separate and distinct from its banking and non-banking affiliates. The principal sources of the Corporation s income are dividends, interest and fees from its banking and non-banking affiliates. The Bank is subject to certain restrictions imposed by federal law on any extensions of credit to, and certain other transactions with, the Corporation and certain other affiliates, and on investments in stock or other securities thereof. Such restrictions prevent the Corporation and such other affiliates from borrowing from the Bank unless the loans are secured by various types of collateral. Further, such secured loans, other transactions and investments by the Bank are generally limited in amount as to the Corporation and as to each of such other affiliates to 10% of such Bank s capital and surplus and as to the Corporation and all of such other affiliates to an aggregate of 20% of such Bank s capital and surplus. In addition, payment of dividends to the Corporation by the subsidiary banks is subject to ongoing review by banking regulators and is subject to various statutory limitations and in certain circumstances requires approval by banking regulatory authorities. Accordingly, the Exchange Junior Subordinated Dentures will be effectively subordinated to all existing and future liabilities of the Corporation s subsidiaries. Holders of Exchange Junior Subordinated Debentures should look only to the assets of the Corporation for payments of interest and principal and premium, if any.

    The Indenture places no limitation on the amount of Senior
Indebtedness that may be incurred by the Corporation.  The
Corporation expects from time to time to incur additional indebtedness constituting Senior Indebtedness. At March 31, 1997, the aggregate outstanding Senior Indebtedness of the Corporation was $166.8 million.

Restrictions on Transfer. The Exchange Junior Subordinated Debentures will be issued, and may be transferred only, in blocks having an aggregate principal amount of not less than $100,000 (100 Exchange Junior Subordinated Debentures). Any such transfer of Exchange Junior Subordinated Debentures in a block having an aggregate principal amount of less than $100,000 shall be deemed to be void and of no legal effect whatsoever. Any such transferee shall be deemed not to be the holder of such Exchange Junior Subordinated Debentures for any purpose, including but not limited to the receipt of payments on such Exchange Junior Subordinated Debentures, and such transferee shall be deemed to have no interest whatsoever in such Exchange Junior Subordinated Debentures.

Governing Law. The Indenture and the Exchange Junior Subordinated Debentures will be governed by and construed in accordance with the laws of theState of New York.

Information Concerning the Debenture Trustee. Following the Exchange Offer and the qualification of the Indenture under the Trust Indenture Act, the Debenture Trustee shall have and be subject to all the duties and responsibilities specified with respect to an indenture trustee under the Trust Indenture Act. Subject to such provisions, the Debenture Trustee is under no obligation to exercise any of the powers vested in it by the Indenture at the request of any holder of Exchange Junior Subordinated Debentures, unless offered reasonable indemnity by such holder against the costs, expenses and liabilities which might be incurred thereby. The Debenture Trustee is not required to expend or risk its own funds or otherwise incur personal financial liability in the performance of its duties if the Debenture Trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it.

Description of Exchange Guarantee

    The Exchange Guarantee will be executed and delivered by the Corporation concurrently with the issuance by the Trust of the Exchange Capital Securities for the benefit of the holders from time to time of such Exchange Capital Securities. The Bank of New York will act as trustee (the "Guarantee Trustee") under the Exchange Guarantee. The Exchange Guarantee has been qualified under the Trust Indenture Act. This summary of certain provisions of the Exchange Guarantee does not purport to be complete and is subject to, and qualified in its entirety by reference to, all of the provisions of the Exchange Guarantee, including the definitions therein of certain terms, and the Trust Indenture Act. The Guarantee Trustee will hold the Exchange Guarantee for the benefit of the holders of the Exchange Capital Securities.

General. The Corporation will irrevocably agree to pay in full on a subordinated basis, to the extent set forth herein, the Guarantee Payments (as defined herein) to the holders of the Exchange Capital Securities, as and when due, regardless of any defense, right of set-off or counterclaim that the Trust may have or assert other than the defense of payment. The following payments with respect to the Exchange Capital Securities, to the extent not paid by or on behalf of the Trust (the "Guarantee Payments"), will be subject to the Exchange Guarantee: (i) any accumulated and unpaid Distributions required to be paid on the Exchange Capital Securities, to the extent that the Trust has funds on hand legally available therefor at such time, (ii) the applicable Redemption Price with respect to Exchange Capital Securities called for redemption, to the extent that the Trust has funds on hand legally available therefor at such time, and
(iii) upon a voluntary or involuntary termination and liquidation of the Trust (other than in connection with the distribution of Exchange Junior Subordinated Debentures to the holders of the Exchange Capital Securities or the redemption of all of the Exchange Capital Securities) the lesser of (a) the Liquidation Distribution and (b) the amount of assets of the Trust remaining available for distribution to holders of the Exchange Capital Securities. The Corporation s obligation to make a Guarantee Payment may be satisfied by direct payment of the required amounts by the Corporation to the holders of the Exchange Capital Securities or by causing the Trust to pay such amounts to such holders.

    The Exchange Guarantee will rank subordinate and junior in right of payment to all Senior Indebtedness to the extent provided therein. See " Status of the Exchange Guarantee." Because the Corporation is a holding company, the right of the Corporation to participate in any distribution of assets of any subsidiary upon such subsidiary s liquidation or reorganization or otherwise, is subject to the prior claims of creditors of such subsidiary, except to the extent the Corporation may itself be recognized as a creditor of that subsidiary. Accordingly, the Corporation s obligations under the Exchange Guarantee will be effectively subordinated to all existing and future liabilities of the Corporation s subsidiaries, including deposits, and claimants should look only to the assets of the Corporation for ayments thereunder. See "Description of the Exchange Junior Subordinated Debentures - General." The Guarantee does not limit the incurrence or issuance of other secured or unsecured debt of the Corporation, including Senior Indebtedness, whether under the Indenture or any other indenture that the Corporation may enter into in the future or otherwise.

    The Corporation has, through the Exchange Guarantee, the Declaration, the Exchange Junior Subordinated Debentures and the Indenture, taken together, fully, irrevocably and unconditionally guaranteed all of the Trust s obligations under the Exchange Capital Securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes such guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of the Trust s obligations under the Exchange Capital Securities. See "Relationship Among the Exchange Capital Securities, the Exchange Junior Subordinated Debentures and the Exchange Guarantee."

Status of the Exchange Guarantee. The Exchange Guarantee will constitute an unsecured obligation of the Corporation and will rank subordinate and junior in right of payment to all Senior Indebtedness in the same manner as Exchange Junior Subordinated Debentures, except in the case of a bankruptcy or insolvency proceeding in respect of the Corporation, in which case the Exchange Guarantee will rank subordinate and junior in right of payment to all liabilities (other than Other Guarantees) of the Corporation.

    The Exchange Guarantee will rank pari passu with all Other Guarantees issued by the Corporation. The Exchange Guarantee will constitute a guarantee of payment and not of collection (i.e., the guaranteed party may institute a legal proceeding directly against the Corporation to enforce its rights under the Exchange Guarantee without first instituting a legal proceeding against any other person or entity). The Exchange Guarantee will be held for the benefit of the holders of the Exchange Capital Securities. The Exchange Guarantee will not be discharged except by payment of the Guarantee Payments in full to the extent not paid by the Trust or upon distribution to the holders of the Exchange Capital Securities of the Exchange Junior Subordinated Debentures. The Guarantee does not place a limitation on the amount of additional Senior Indebtedness that may be incurred by the Corporation. The Corporation expects from time to time to incur additional indebtedness constituting Senior Indebtedness.

Amendments and Assignment. Except with respect to any changes which do not materially adversely affect the rights of holders of the Exchange Capital Securities (in which case no vote will be required), the Exchange Guarantee may not be amended without the prior approval of the holders of a majority of the aggregate Liquidation Amount of such outstanding Exchange Capital Securities. The manner of obtaining any such approval will be as set forth under " Description of Exchange Capital
Securities Voting Rights; Amendment of the Declaration." All guarantees and agreements contained in the Exchange Guarantee shall bind the successors, assigns, receivers, trustees and representatives of the Corporation and shall inure to the benefit of the holders of the Exchange Capital Securities then outstanding.

Events of Default. An event of default under the Exchange Guarantee will occur upon the failure of the Corporation to perform any of its payment or other obligations thereunder. The holders of a majority in aggregate Liquidation Amount of the Exchange Capital Securities will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee in respect of the Exchange Guarantee or to direct the exercise of any trust or power conferred upon the Guarantee Trustee under the Exchange Guarantee.

    Any holder of the Exchange Capital Securities may institute a legal proceeding directly against the Corporation to enforce its rights under the Exchange Guarantee without first instituting a legal proceeding against the Trust, the Guarantee Trutee or any other person or entity.

    The Corporation, as guarantor, is required to file annually with the Guarantee Trustee a certificate as to whether or not the Corporation is in compliance with all the conditions and covenants applicable to it under the Exchange Guarantee.

Information Concerning the Guarantee Trustee. The Guarantee Trustee, other than during the occurrence and continuance of a default by the Corporation in performance of the Guarantee, will undertake to perform only such duties as are specifically set forth in the Guarantee and, after default with respect to the Guarantee, must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the Guarantee Trustee will be under no obligation to exercise any of the powers vested in it by the Guarantee at the request of any holder of the Capital Securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred thereby.

Termination of the Exchange Guarantee. The Exchange Guarantee will terminate and be of no further force and effect upon full payment of the applicable Redemption Price of the Exchange Capital Securities, upon full payment of the Liquidation Amount payable upon liquidation of the Trust or upon distribution of Exchange Junior Subordinated Debentures to the holders of the Exchange Capital Securities. The Exchange Guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of the Exchange Capital Securities must restore payment of any sums paid under the Exchange Capital Securities or the Exchange Guarantee.

Governing Law. The Exchange Guarantee will be governed by and construed in accordance with the laws of the State of New York.

DESCRIPTION OF ORIGINAL SECURITIES

    The terms of the Original Securities are identical in all materials respects to the Exchange Securities, except that (i) the Original Securities have not been registered under the Securities Act, are subject to certain restrictions on transfer and are entitled to certain rights under the applicable Registration Agreement (which rights will terminate upon consummation of the Exchange Offer, except under limited circumstances), (ii) the Exchange Capital Securities will not provide for any increase in the Distribution rate thereon and (iii) the Exchange Junior Subordinated Debentures will not provide for any liquidated damages thereon. The Original Securities provide that, in the event that a registration statement relating to the Exchange Offer has not been filed by August 16, 1997 and been declared effective by September 15, 1997, or, in certain limited circumstances, in the event a shelf registration statement (the "Shelf Registration Statement") with respect to the resale of the Original Capital Securities is not declared effective by September 15, 1997, then liquidated damages will accrue at the rate of 0.25% per annum on the principal amount of the Original Junior Subordinated Debentures and Distributions will accrue at the rate of 0.25% per annum on the Liquidation Amount of the Original Capital Securities, for the period from the occurrence of such event until such time as such required Exchange Offer is consummated or any required Shelf Registration Statement is effective. The Exchange Securities are not, and upon consummation of the Exchange Offer the Original Securities will not be, entitled to any such additional interest or Distributions. Accordingly, holders of Original Capital Securities should review the information set forth under "Risk Factors Consequences of a Failure to Exchange Original Capital Securities" and "Description of Exchange Securities."

  RELATIONSHIP AMONG THE EXCHANGE CAPITAL SECURITIES,
                  THE EXCHANGE JUNIOR
  SUBORDINATED DEBENTURES AND THE EXCHANGE GUARANTEE

Full and Unconditional Guarantee

    Payments of Distributions and other amounts due on the Exchange Capital Securities (to the extent the Trust has fundson hand legally available for the payment of such Distributions) are irrevocably guaranteed by the Corporation as and to the extent set forth under " Description of Exchange Guarantee." Taken together, the Corporation s obligations under the Exchange Junior Subordinated Debentures, the Indenture, the Declaration and the Exchange Guarantee provide, in the aggregate, a full, irrevocable and unconditional guarantee of payments of Distributions and other amounts due on the Exchange Capital Securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes such guarantee. It is only the combined operation of these documents that has the effect of a full, irrevocable and unconditional guarantee of the Trust s obligations under the Exchange Capital Securities. If and to the extent that the Corporation does not make payments on the Exchange Junior Subordinated Debentures, the Trust will not have sufficient funds to make the related payments, including Distributions, on the Exchange Capital Securities. The Guarantee does not cover any such payment when the Trust does not have sufficient funds on hand legally available therefor. In such event, the remedy of a holder of Exchange Capital Securities is to institute a Direct Action. The obligations of the Corporation under the Exchange Guarantee are subordinate and junior in right of payment to all Senior Indebtedness.

Sufficiency of Payments

    As long as payments of interest and other payments are made when due on the Exchange Junior Subordinated Debentures, such payments will be sufficient to cover Distributions and other payments due on the Exchange Capital Securities, primarily because
(i) the aggregate principal amount or Prepayment Price of the Exchange Junior Subordinated Debentures will be equal to the sum of the aggregate Liquidation Amount or Redemption Price, as applicable, of the Trust Securities; (ii) the interest rate and interest and other payment dates on the Exchange Junior Subordinated Debentures will match the Distribution rate and Distribution and other payment dates for the Trust Securities;
(iii) the Corporation, as Sponsor, shall pay for all costs, expenses and liabilities of the Trust except the Trust s obligations to holders of Trust Securities under such Trust Securities; and (iv) the Declaration further provides that the Trust is not authorized to engage in any activity that is not consistent with the limited purposes thereof.

Enforcement Rights of Holders of Exchange Capital Securities

    A holder of any Exchange Capital Security may institute a legal proceeding directly against the Corporation to enforce its rights under the Exchange Guarantee without first instituting a legal proceeding against the Guarantee Trustee, the Trust or any other person or entity.

    A default or event of default under any Senior Indebtedness would not constitute a default or Event of Default under the Declaration. However, in the event of payment defaults under, or acceleration of, Senior Indebtedness, the subordination provisions of the Indenture provide that no payments may be made in respect of the Exchange Junior Subordinated Debentures until such Senior Indebtedness has been paid in full or any payment default thereunder has been cured or waived. Failure to make required payments on Exchange Junior Subordinated Debentures would constitute an Event of Default under the Declaration.

Limited Purpose of the Trust

    The Capital Securities evidence a beneficial interest in the Trust, and the Trust exists for the sole purpose of issuing and selling the Trust Securities, using the proceeds from the sale of the Trust Securities to acquire the Junior Subordinated Debentures, and engaging in only those other activities necessary, advisable or incidental thereto. A principal difference between the rights of a holder of an Exchange Capital Security and a holder of an Exchange Junior Subordinated Debenture is that a holder of an Exchange Junior Subordinated Debenture will be entitled to receive from the Corporation the principal amount (and premium, if any) and interest on Exchange Junior Subordinated Debentures held, while a holder of Exchange Capital Securitiesis entitled to receive Distributions from the Trust (or, in certain circumstances from the Corporation under the Guarantee) if and to the extent the Trust has funds on hand legally available for the payment of such Distributions.

Rights Upon Termination

    Unless the Exchange Junior Subordinated Debentures are distributed to holders of the Trust Securities, upon any voluntary or involuntary termination and liquidation of the Trust, after satisfaction of the liabilities of creditors of the Trust as required by applicable law, the holders of the Trust Securities will be entitled to receive, out of assets held by the Trust, the Liquidation Distribution in cash. See "Description of Exchange Securities Description of Exchange Capital Securities Liquidation of the Trust and Distribution of Junior Subordinated Debentures." Upon any voluntary or involuntary liquidation or bankruptcy of the Corporation, the Property Trustee, as holder of the Exchange Junior Subordinated Debentures, would be a subordinated creditor of the Corporation, subordinated in right of payment to all Senior Indebtedness as set forth in the Indenture, but entitled to receive payment in full of principal (and premium, if any) and interest, before any stockholders of the Corporation receive payments or distributions. Since the Corporation is the guarantor under the Exchange Guarantee and has agreed to pay for all costs, expenses and liabilities of the Trust (other than the Trust s obligations to the holders of its Trust Securities), the positions of a holder of Exchange Capital Securities and a holder of Exchange Junior Subordinated Debentures relative to other creditors and to stockholders of the Corporation in the event of liquidation or bankruptcy of the Corporation are expected to be substantially the same.

 CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

General

    The following is a summary of certain of the material United States federal income tax consequences of the purchase, ownership and disposition of Capital Securities held as capital assets (generally, assets held for investment) by a holder who purchases such Capital Securities upon original issuance. The tax treatment of a holder of Capital Securities may vary depending upon his particular situation. This summary does not address all of the tax consequences that may be relevant to holders who may be subject to special tax treatment such as, for example, banks, thrifts, real estate investment trusts, regulated investment companies, insurance companies, dealers in securities or currencies, tax-exempt investors, or, except to the extent described below, foreign taxpayers. This summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations thereunder and the administrative and judicial interpretations thereof, as of the date hereof, all of which are subject to change, possibly on a retroactive basis. Each investor is urged to consult his tax advisor as to the particular tax consequences of purchasing, owning and disposing of Capital Securities, including the application and effect of United States federal, state, local, foreign, and other tax laws.

    HOLDERS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO
THE TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE CAPITAL SECURITIES, INCLUDING THE TAX CONSEQUENCES UNDER UNITED STATES FEDERAL, STATE, LOCAL, FOREIGN, AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN UNITED STATES FEDERAL OR OTHER TAX LAWS. FOR A DISCUSSION OF THE POSSIBLE REDEMPTION OF THE CAPITAL SECURITIES UPON THE OCCURRENCE OF CERTAIN TAX EVENTS SEE "DESCRIPTION OF EXCHANGE
SECURITIES DESCRIPTION OF EXCHANGE CAPITAL SECURITIES LIQUIDATION OF THE TRUST AND DISTRIBUTION OF JUNIOR SUBORDINATED DEBENTURES."

Exchange of Capital Securities

    The exchange of Original Securities for Exchange Securities should not be a taxable event to holders for United States federal income tax purposes. The exchange of Original Securities for Exchange Securities pursuant to the Exchange Offer should not be treated as an "exchange" for United States federal icome tax purposes because the Exchange Securities should not be considered to differ materially in kind or extent from the Original Securities and because the exchange will occur by operation of the terms of the Original Securities. Accordingly, the Exchange Capital Securities should have the same issue price as the Original Capital Securities, and a holder should have the same adjusted tax basis and holding period in the Exchange Capital Securities as the holder had in the Original Capital Securities immediately before the exchange. Moreover, a holder which had acquired Original Capital Securities with either market discount or bond premium will be treated as holding Exchange Capital Securities with the same amount of market discount or bond premium and will be required to include such market discount in or deduct such bond premium from their income in the same manner as on the Original Capital Securities. Holders are urged to consult their tax advisors regarding the applicability of the market discount and bond premium rules.

Classification of the Junior Subordinated Debentures

    The Corporation intends to take the position that the Exchange Junior Subordinated Debentures will be classified for United States federal income tax purposes as indebtedness of the Corporation under current law and, by acceptance of Capital Securities, each holder covenants to treat the Exchange Junior Subordinated Debentures as indebtedness and the Capital Securities as evidence of an indirect beneficial ownership interest in the Exchange Junior Subordinated Debentures. No assurance can be given, however, that the IRS will not challenge such position or, if challenged, that such a challenge will not be successful. The remainder of this discussion assumes that the Exchange Junior Subordinated Debentures will be treated as indebtedness of the Corporation for United States federal income tax purposes.

Classification of the Trust

    In connection with the issuance of the Capital Securities, Stevens & Lee, P.C., special tax counsel to the Corporation and the Trust ("Tax Counsel") is of the opinion that, under current law and assuming full compliance with the terms of the Declaration, the Indenture, and other documents, and based upon certain facts and assumptions contained in such opinion, the Trust will be classified as a grantor trust for United States federal income tax purposes and not as an association taxable as a corporation. Accordingly, for United States federal income tax purposes, each holder of Capital Securities will generally be treated as the owner of an undivided interest in the Junior Subordinated Debentures and, as further discussed below, each holder will be required to include in ordinary income his allocable share of interest (or original issue discount ("OID")) paid or accrued on the Junior Subordinated Debentures.

Interest Income and Original Issue Discount

    Under recently issued Treasury regulations (the "Regulations"), a debt instrument will be deemed to be issued with OID if there is more than a "remote" contingency that periodic stated interest payments due on the instrument will not be timely paid. Because the exercise by the Corporation of its option to defer the payment of stated interest on the Exchange Junior Subordinated Debentures would prevent the Corporation from declaring dividends on any class of equity, the Corporation believes that the likelihood of its exercising the option is "remote" within the meaning of such regulations. As a result, the Corporation intends to take the position, based on the advice of Tax Counsel, that the Junior Subordinated Debentures will not be deemed to be issued with OID. Accordingly, based upon this position, and except as set forth below, stated interest payments on the Junior Subordinated Debentures generally will be includible in the ordinary income of a holder of Capital Securities at the time that such payments are paid or accrued in accordance with such holder s regular method of accounting. Because the Regulations have not yet been addressed in any published rulings or other published interpretations issued by the Internal Revenue Service, it is possible that the Internal Revenue Service could take a psition contrary to the position taken by the Corporation.

    Exercise of Deferral Option. If the Corporation were to exercise its option to defer the payment of stated interest on the Junior Subordinated Debentures, the Junior Subordinated Debentures would be treated, solely for purposes of the OID rules, as being "re-issued" at such time with OID. Under these rules, a holder of the Junior Subordinated Debentures would be required to include OID in ordinary income, on a current basis, over the period that the instrument is held even though the Corporation would not be making any actual cash payments during the extended interest payment period. The amount of interest income includible in the taxable income of a holder of the Junior Subordinated Debentures would be determined on the basis of a constant yield method over the remaining term of the instrument and the actual receipt of future payments of stated interest on the Junior Subordinated Debentures would no longer be separately reported as taxable income. The amount of OID that would accrue, in the aggregate, during the extended interest payment period would be approximately equal to the amount of the cash payment due at the end of such period. Any OID included in income would increase the holder s adjusted tax basis in the Junior Subordinated Debentures and the holder s actual receipt of interest payments would reduce such basis.

    Because income on the Capital Securities will constitute interest for United States federal income tax purposes, corporate holders of Capital Securities will not be entitled to a dividends-received deduction in respect of such income.

Receipt of Junior Subordinated Debentures or Cash Upon Liquidation of the Trust

    If the Corporation exercises its right to liquidate the Trust and cause the Exchange Junior Subordinated Debentures to be distributed to the holders of the Trust Securities, such distribution would be treated as a nontaxable event to the holders of Capital Securities. In such event, each holder of Capital Securities would have an adjusted tax basis in the Exchange Junior Subordinated Debentures, received in the liquidation, equal to such holder s adjusted tax basis in his Capital Securities surrendered therefor, and the holding period of the Exchange Junior Subordinated Debentures would include the period during which the holder had held the Capital Securities. If, however, the Trust is characterized, for United States federal income tax purposes, as an association taxable as a corporation at the time of such liquidation, the distribution of the Exchange Junior Subordinated Debentures would constitute a taxable event to holders of Capital Securities.

    If the Exchange Junior Subordinated Debentures are redeemed for cash and the proceeds of such redemption are distributed to holders in redemption of their Capital Securities, the redemption would for United States federal income tax purposes be treated as a sale of the Capital Securities, in which gain or loss would be recognized, as described immediately below. See "--Sales of Capital Securities."

Sales of Capital Securities

    Upon the sale of Capital Securities (including a redemption of Capital Securities) a holder will recognize gain or loss in an amount equal to the difference between the amount realized by the holder on the sale of the Capital Securities (except to the extent that such amount realized is characterized as a payment in respect of accrued but unpaid interest on such holder s allocable share of the Junior Subordinated Debentures that the holder had not included in gross income previously) and the holder s adjusted tax basis in the Capital Securities sold or redeemed. A holder s adjusted tax basis in the Capital Securities will generally be its initial purchase price increased by OID (if any) previously includible in such holder s gross income to the date of disposition and decreased by payments (if any) received on the Capital Securities in respect of OID. Such gain or loss generally will be a capital gain or loss, and generally will be a long-term capital gain or loss if the Capital Securities have been held for more than one year. Under the Taxpayers Relief Act of 1997, for no-corporate taxpayers, such gain is taxed at different rates, which vary with the taxpayer s holding period for the capital asset. Generally, for capital assets held for more than one year but not more than eighteen months, the maximum rate is 28%. For capital assets held for more than eighteen months, the maximum rate is 20%. Subject to certain limited exceptions, capital losses cannot be applied to offset ordinary income for United States federal income tax purposes.

    The Capital Securities may trade at a price that does not accurately reflect the value of accrued but unpaid interest (or OID if the Junior Subordinated Debentures are treated as having been issued, or reissued with OID) with respect to the underlying Junior Subordinated Debentures. A holder who uses the accrual method of accounting for tax purposes (and a cash method holder, if the Junior Subordinated Debentures are deemed to have been issued with OID) who disposes of his Capital Securities will be required to include in ordinary income (i) any portion of the amount realized that is attributable to such accrued but unpaid interest to the extent not previously included in income or
(ii) any OID, in either case that has accrued on his pro rata share of the underlying Junior Subordinated Debentures during the taxable year of sale through the date of disposition. Any such income inclusion will increase the holder s adjusted tax basis in his Capital Securities disposed of. To the extent the amount realized in the sale is less than the holder s adjusted tax basis a holder will recognize a capital loss. Subject to certain limited exceptions, capital losses cannot be applied to offset ordinary income for United States federal income tax purposes.

United States Alien Holders

    For purposes of this discussion, a "United States Alien
Holder" is any corporation, individual, partnership, estate or trust that is not a U.S. Holder for United States federal income tax purposes.

    A "U.S. Holder" is a holder of Capital Securities who or which is (i) a citizen or individual resident (or is treated as a citizen or individual resident) of the United States for federal income tax purposes, (ii) a corporation or partnership created or organized (or treated as created or organized for federal income tax purposes) in or under the laws of the United States or any political subdivision thereof, (iii) an estate the income of which is includible in its gross income for federal income tax purposes without regard to its source, or (iv) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust.

    Under present United States federal income tax laws:
(i) payments by the Trust or any of its paying agents to any holder of a Capital Security who or which is a United States Alien Holder will not be subject to United States federal withholding tax; provided that, (a) the beneficial owner of the Capital Security does not actually or constructively own 10 percent or more of the total combined voting power of all classes of stock of the Corporation entitled to vote, (b) the beneficial owner of the Capital Security is not a controlled foreign corporation that is related to the Corporation through stock ownership, and (c) either
(A) the beneficial owner of the Capital Security certifies to the Trust or its agent, under penalties of perjury, that it is not a United States holder and provides its name and address or (B) a securities clearing organization, bank or other financial institution that holds customers securities in the ordinary course of its trade or business (a "Financial Institution"), and holds the Capital Security in such capacity, certifies to the Trust or its agent, under penalties of perjury, that such statement has been received from the beneficial owner by it or by a Financial Institution between it and the beneficial owner and furnishes the Trust or its agent with a copy thereof; and (ii) a United States Alien Holder of a Capital Security will not be subject to United States federal withholding tax on any gain realized upon the sale or other dispositionof a Capital Security.

Information Reporting to Holders

    Generally, income on the Capital Securities will be reported to holders on Forms 1099, which forms should be mailed to holders of Capital Securities by January 31 following each calendar year.

Backup Withholding

    Payments made on, and proceeds from the sale of, the Capital Securities may be subject to a "backup" withholding tax of 31 percent unless the holder complies with certain identification requirements. Any withheld amounts will be allowed as a credit against the holder s United States federal income tax, provided the required information is provided to the IRS.

    THE UNITED STATES FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON A HOLDER S PARTICULAR SITUATION.
HOLDERS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE CAPITAL SECURITIES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGE IN UNITED STATES FEDERAL OR OTHER TAX LAWS.

                 ERISA CONSIDERATIONS

    The Corporation, the obligor with respect to the Junior Subordinated Debentures held by the Trust, and its affiliates and the Property Trustee may be considered a "party in interest" (within the meaning of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) or a "disqualified person" (within the meaning of Section 4975 of the Code) with respect to many employee benefit plans ("Plans") that are subject to ERISA. Any purchaser proposing to acquire Capital Securities with assets of any Plan should consult with its counsel. The purchase and/or holding of Capital Securities by a Plan that is subject to the fiduciary responsibility provisions of ERISA or the prohibited transaction provisions of Section 4975 of the Code (including individual retirement arrangements and other plans described in
Section 4975(e)(1) of the Code) and with respect to which the Corporation, the Property Trustee or any affiliate is a service provider (or otherwise is a party in interest or a disqualified person) may constitute or result in a prohibited transaction under ERISA or Section 4975 of the Code, unless such Capital Securities are acquired pursuant to and in accordance with an applicable exemption, such as Prohibited Transaction Class Exemption ("PTCE") 84-14 (an exemption for certain transactions determined by an independent qualified professional asset manager), PTCE 91-38 (an exemption for certain transactions involving bank collective investment funds), PTCE 90-1 (an exemption for certain transactions involving insurance company pooled separate accounts), PTCE 95-60 (an exemption for certain transactions involving certain insurance company general accounts) or PTCE 96-23 (an exemption for certain transactions determined by an in-house asset manager). In addition, a Plan fiduciary considering the purchase of Capital Securities should be aware that the assets of the Trust may be considered "plan assets" for ERISA purposes. Therefore, to avoid certain prohibited transactions under ERISA and the Code that could thereby result, each investing Plan, by purchasing the Capital Securities, will be deemed to have directed the Trust to invest in the Junior Subordinated Debentures and to have appointed the Property Trustee.
                 PLAN OF DISTRIBUTION

    Each broker-dealer that receives Exchange Capital Securities for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Capital Securities. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Capital Securities received in exchange for Capital Securities where such Capital Securities were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Trust an the Corporation have agreed that, starting on the Expiration Date and ending on the close of business on the 180th day following the Expiration Date, it will make this Prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until January 5, 1998, all dealers effecting transactions in the Exchange Securities may be required to deliver a prospectus.

    The Trust and the Corporation will not receive any proceeds from any sale of Exchange Capital Securities by broker-dealers. Exchange Capital Securities received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions, in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Capital Securities or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such Exchange Capital Securities. Any broker-dealer that resells Exchange Capital Securities that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such Exchange Capital Securities may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit of any such resale of Exchange Capital Securities and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

    For a period of 180 days after the Expiration Date, the Trust and the Corporation will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. The Trust and the Corporation have agreed to pay all expenses incident to the Exchange Offer (including the expenses of one counsel for the holders of the Capital Securities) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the Capital Securities (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

            VALIDITY OF EXCHANGE SECURITIES

    The validity of the Exchange Guarantee and the Exchange Junior Subordinated Debentures will be passed upon for the Corporation by Stevens & Lee, P.C., Reading, Pennsylvania. Certain matters relating to United States federal income tax consequences will be passed upon for the Corporation by Stevens & Lee, P.C., Reading, Pennsylvania. Joseph E. Lewis, a director of Sovereign Bank, is a principal of the firm of Stevens & Lee. Stevens & Lee and its attorneys own an aggregate of approximately 215,000 shares of common stock of the Corporation, including shares issuable upon the exercise of options owned by Mr. Lewis.

    Certain matters of Delaware law relating to the validity of the Exchange Capital Securities will be passed upon on behalf of the Trust by Skadden, Arps, Slate, Meagher & Flom (Delaware), special Delaware counsel to the Trust.

                        EXPERTS

    The consolidated financial statements of Sovereign, at December 31, 1996 and for each of the three years in the period ended December 31, 1996, included in Sovereign s Annual Report on Form 10-K for the year ended December 31, 1996, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are included in reliance upon such reports given upon the authority of suh firm as experts in accounting and auditing.

    The supplemental consolidated financial statements of Sovereign at December 31, 1996 and 1995 and for each of the three years in the period ended December 31, 1996 appearing in Sovereign s Current Report on Form 8-K, dated June 17, 1997, and incorporated by reference in this Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon incorporated herein by reference, which is based in part on the report of KPMG Peat Marwick LLP, independent auditors. The consolidated financial statements referred to above are incorporated herein by reference in reliance upon such reports given upon the authority of such firms as experts in accounting and auditing.

    The consolidated financial statements of First State
Financial Services, Inc. as of September 30, 1996 and 1995 and for each of the years in the three-year period ended September 30, 1996, have been incorporated by reference herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.







NO DEALER, SALESMAN OR ANY OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS IN CONNECTION WITH THIS EXCHANGE OFFER AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE CORPORATION OR THE TRUST. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCE CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE CORPORATION OR THE TRUST SINCE THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.